Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-149772

PROSPECTUS SUPPLEMENT

To Prospectus dated September 25, 2009

999,061 Shares

Affymax, Inc.

Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 999,061 shares of our common stock to Azimuth Opportunity Ltd., or Azimuth, pursuant to a Common Stock Purchase Agreement, dated September 25, 2009, as amended by that certain Amendment No. 1 to Common Stock Purchase Agreement, dated as of September 17, 2010, between us and Azimuth, at a price of approximately $5.0047 per share. The total purchase price for the shares is $5,000,000. We will receive net proceeds from the sale of these shares of approximately $4,850,000 after deducting our estimated offering expenses of approximately $150,000, including a placement agent fee of $50,000 to be paid to Reedland Capital Partners, an Institutional Division of Financial West Group, in connection with this offering.

This prospectus supplement and the accompanying prospectus also cover the sale of these shares by Azimuth to the public. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act, and any profits on the sales of shares of our common stock by Azimuth and any discounts, commissions or concessions received by Azimuth may be deemed to be underwriting discounts and commissions under the Securities Act.

We expect to issue the shares to Azimuth on or about October 18, 2010. Our common stock is listed on the Nasdaq Global Market under the symbol “AFFY.” October 15, 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $5.09 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 15, 2010.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated September 25, 2009 are part of a registration statement on Form S-3 (File No. 333-149772) that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $75,000,000.

These documents contain important information you should consider when making your investment decision. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains information about the shares of common stock issued in this offering. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with any other information. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or of any sale of the shares.

This prospectus supplement and the accompanying prospectus, and the information incorporated herein and therein by reference, includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement and the accompanying prospectus, or any related free writing prospectus are the property of their respective owners.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Affymax,” “we,” “our” or similar references mean Affymax, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements regarding: current cash requirements, financing plans and any future sale of shares of our common stock to Azimuth, the success, timing, design and results of our clinical trials, drug development program and registration strategy; the continuation and success of our collaboration with Takeda; the timing and likelihood of the commercialization of Hematide: intellectual property rights and disputes; our plans to develop and commercialize any other product candidates; the size and growth of the potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates and timing regarding expenses, future revenues and capital requirements; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party service providers and manufacturers.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent annual report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. We discuss many of these risks, uncertainties and other important factors in greater detail under the heading “Risk Factors” below and in any documents incorporated herein by reference.

Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made.  You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. You should assume that the information in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or any sale of a security.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and in the accompanying prospectus, and may not contain all of the information that is important to you. This prospectus supplement and in the accompanying prospectus includes information about the securities we are offering as well as information regarding our business and financial data. You should read this prospectus supplement and in the accompanying prospectus in their entirety. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement before making your investment decision.

Affymax, Inc.

We are a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Our product candidate, Hematide TM/peginesatide, recently completed Phase 3 clinical trials to treat anemia associated with chronic renal failure. Anemia is a serious condition in which blood is deficient in red blood cells and hemoglobin. It is common in patients with chronic renal failure, cancer, heart failure, inflammatory diseases and other critical illnesses, as well as in the elderly. If left untreated, anemia may lead to chronic fatigue or increase the risk of other diseases or death. Currently recombinant EPO, or rEPO, is used to manage the anemia of dialysis, non-dialysis and cancer patients. According to IMS Health Incorporated, rEPO generated $6.3 billion in the United States or U.S. revenues for 2009, of which we estimate that over one-half is attributable to use of rEPO in dialysis patients with chronic renal failure, and the remainder is attributable to use in non-dialysis patients and other indications, primarily cancer patients. Hematide is a synthetic peptide-based erythropoiesis stimulating agent, or ESA, designed to stimulate production of red blood cells. Hematide is designed to be longer acting than currently marketed ESAs in the U.S. and therefore has the potential to offer both better care for patients and reduced cost and complexity for healthcare providers.

To date, we have not generated any product revenue. We have funded our operations primarily through the sale of equity securities, reimbursement for development expenses and active pharmaceutical ingredient, or API, production, license fees and milestone payments from collaborative partners, operating and capital lease financings, interest earned on investments and limited license fees and royalties from licensing intellectual property. As of June 30, 2010, we had an accumulated deficit of $365.4 million. Prior to the three and six month periods ended June 30, 2010, we had incurred net losses since our inception.  However, due to the recognition of revenues from milestone payments from our collaboration with Takeda Pharmaceutical Company Limited, or Takeda, we were profitable in the three and six months ended June 30, 2010 and may have profitable quarters from time to time.  We continue to expect to incur substantial and increasing losses for the next several years in order to complete the development and commercialization of Hematide.

We were incorporated in Delaware in July 2001 under the name Affymax, Inc. The address of our principal executive office is 4001 Miranda Avenue, Palo Alto, California 94304, and our telephone number is (650) 812-8700. Our website address is www.affymax.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by us	999,061 shares

Common stock outstanding after the offering	25,369,038 shares

Use of Proceeds

We currently anticipate that the net proceeds from the sale of the common stock will be used primarily for further development, manufacture and commercialization of our lead product candidate, Hematide, and the remainder to fund working capital, capital expenditures and other general corporate purposes. See “Use of Proceeds” on page S-28.

Risk Factors

See “Risk Factors” beginning on page S-5 and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Global Market symbol	AFFY

The number of shares of common stock to be outstanding after this offering as reflected in the table above is based on 24,369,977 shares of common stock outstanding as of October 11, 2010 and excludes:

•                  an aggregate of 3,862,831 shares of common stock issuable upon exercise of all options outstanding as of October 11, 2010 under our 2001 Stock Option/Stock Issuance Plan, or 2001 Plan, and our 2006 Equity Incentive Plan, or 2006 Plan, with an aggregate weighted-average exercise price of $16.88 per share;

•                  505,676 shares of common stock issuable upon the settlement of restricted stock units outstanding as of October 11, 2010 under our 2006 Plan;

•                  1,987 shares of common stock issuable upon exercise of a warrant outstanding as of October 11, 2010 with an exercise price of $15.09 per share;

•                  423,971 shares of common stock issuable upon exercise of a warrant outstanding as of October 11, 2010 with an exercise price of $16.78 per share; and

•                  an aggregate of 4,414,837 shares of common stock reserved for future issuance as of October 11, 2010 under our 2006 Plan and our Employee Stock Purchase Plan.

RISK FACTORS

Investing in our common stock offered by this prospectus supplement involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to purchase shares of our common stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks may cause you to lose all or part of your investment. Moreover, the risks described are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. You should also refer to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements and the notes to those statements and the information set forth under the caption “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We are dependent on the success of Hematide. Hematide is a new chemical entity and currently our only product candidate. We cannot give any assurance that the development program for Hematide will be successful or completed in a timely or effective manner. Our recently announced Phase 3 results present challenges to our ability to obtain regulatory approval for Hematide in particular due to the heightened concerns surrounding safety of erythropoiesis stimulating agent, or ESAs. Our failure to adequately demonstrate the safety and effectiveness of Hematide could prevent us from receiving regulatory approval and would have a material and adverse impact on our business.  Any failure of our Hematide development program or the timely and complete submission of our New Drug Application, or NDA, would severely harm our business.

Hematide, an ESA, is a new chemical entity and currently our only product candidate. In order to commercialize Hematide, we will be required to establish that Hematide is sufficiently safe and effective in order to obtain regulatory approvals, which we may fail to do.

In late June 2010, we announced preliminary top-line results from the Hematide Phase 3 clinical program for the treatment of patients with anemia associated with chronic renal failure.  Our Phase 3 clinical program included four open-label, randomized controlled clinical trials. Of these trials, two trials, called PEARL 1 and PEARL 2, were conducted in non-dialysis patients and designed to evaluate the safety and efficacy of Hematide compared to darbepoetin alfa to correct anemia and maintain hemoglobin in a corrected range over time. The other two trials, called EMERALD 1 and EMERALD 2, were conducted in dialysis patients and designed to evaluate the safety and efficacy of Hematide and its ability to maintain hemoglobin levels in a corrected range compared to epoetin alpha or epoetin beta when switched to Hematide. Analysis of efficacy and safety for all of the Phase 3 studies were based on assessments of non-inferiority to the comparator drugs. The primary efficacy endpoint, the mean change in hemoglobin from baseline, in each of the four Phase 3 studies met the statistical criteria for non-inferiority. In addition, Hematide met the statistical criterion for non-inferiority for the assessment of safety for the cardiovascular composite safety endpoint, or CSE, which was composed of death, stroke, myocardial infarction, congestive heart failure, unstable angina and arrhythmia from a pooled safety database across the four Phase 3 studies.  However, some differences were observed when secondary analyses were conducted as previously described in our Current Report on Form 8-K dated June 21, 2010.

We are continuing to conduct further analysis of the PEARL and EMERALD studies which evaluated the efficacy and safety of Hematide in chronic renal failure patients with anemia. Before year end, we plan to discuss with the U.S. Food and Drug Administration, or FDA, the U.S. registration strategy for Hematide. Subject to feedback from the FDA, the plan is to pursue an NDA for treatment of anemia in dialysis patients, while continuing to evaluate the non-dialysis indication. The timeline for possible submission of the NDA will be aimed for first half of 2011, but will be finalized after the FDA meeting.

Despite meeting the primary efficacy endpoints and the CSE for Hematide, the differences observed in the Phase 3 secondary analyses present risks to our ability to obtain regulatory approval for Hematide particularly in the non-dialysis setting due to the heightened concerns surrounding safety of ESAs. Further, any negative perception of Hematide’s safety relative to other ESAs would significantly limit the likelihood of obtaining regulatory approval for Hematide. The issues arising from the Phase 3 results have caused significant delay and may continue to negatively impact the timelines for development and the likelihood, scope or conditions surrounding regulatory approval.  Any or all of these factors may significantly reduce the ultimate commercial potential of Hematide.

Regardless of whether Hematide met the statistical criteria for non-inferiority to the comparator drugs, Hematide could still fail to establish that it is sufficiently safe for regulatory approval for any indication. In addition to clinical trials, Hematide must undergo extensive pre-clinical studies, including carcinogenicity studies, as a condition to submission of an NDA and regulatory approval.  As Hematide is the first ESA to undergo carcinogenicity studies, the regulatory requirements and standards for review remain uncertain and may increase the risk for regulatory approval.  In addition, the submission or approval of our NDA may be delayed or fail for many reasons, including:

•                  safety issues, including serious adverse events associated with Hematide, and concerns surrounding use of ESAs generally;

•                  difficulties arising from administration, data gathering and analysis of our large and complex Phase 3 clinical program for Hematide, which involved numerous third parties, approximately 2,600 patients and 400 sites in the U.S. and Europe, compliance with a variety of government regulations, and a number of significant new initiatives and processes for which we did not have any prior experience implementing, including the adjudication of cardiovascular events by an independent review committee;

•                  regulators or institutional review boards may not authorize continuation of clinical trials or require suspension or termination such trials for various reasons, including exposure of the participating patients to unacceptable health risks or noncompliance with regulatory requirements;

•                  our inability, or the inability of our collaborators or licensees, to manufacture or obtain from third parties materials of sufficient quality;

•                  risks associated with non-inferiority trials, which are studies devised and statistically powered to show that the test drug is not inferior to the control drug;

•                  risks associated with data integrity and difficulty in obtaining complete and accurate data on a timely basis which may result from our large and complex Phase 3 trial design for a variety of other reasons, including shortage of resources, delays in data entry, inaccurate or inconsistent data entry, failure to follow the clinical trial protocols, inadequate monitoring or training of sites, delays or failures to establish adequate procedures or corrective actions, problems maintaining contact with patients after treatment or as a consequence of the open-label, non-inferiority design of the Phase 3 trials;

•                  inadequate effectiveness or safety concerns arising from clinical trials or pre-clinical studies, including the carcinogenicity studies;

•                  the failure of patients to complete clinical trials due to death or the length of our clinical program, side effects, dissatisfaction with Hematide or other reasons including adverse medical effects unrelated to treatment with Hematide;

•                  our lack of experience as an organization in preparing a complete and acceptable large NDA submission for Hematide that is expected to be submitted in electronic Common Technical Document (e-CTD) format, which will involve significant complexity and coordination with a number of third party contractors and our collaboration partner, Takeda;

•                  governmental or regulatory delays and changes in regulatory requirements, policy and guidelines; and

•                  varying interpretation of data by FDA and similar foreign regulatory agencies.

The results from earlier pre-clinical testing and prior clinical trials may not be predictive of results obtained in other pre-clinical models or later clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in clinical trials, even in advanced clinical trials after showing promising results in earlier clinical trials. Further analysis, regulatory review or inspections or additional data may reveal further issues associated with the Phase 3 results.  For example, negative imbalances in safety events, which could give rise to safety concerns whether or not they are statistically significant, or potential issues surrounding data quality, which may be of greater concern for non-inferiority designed trials, may negatively impact the ultimate acceptability of the data for regulatory approval. As noted in the FDA’s March 2010 draft Guidance for Industry Non-inferiority Clinical Trials, there is a critical need for particular attention to study quality and conduct when planning and executing a non-inferiority study, as poor quality can sometimes lead to an apparent finding of non-inferiority that is incorrect. The FDA appears to be increasing its focus on clinical data quality which may delay or increase the risk of failure to obtain regulatory approval.  For example, in late 2009, Basilea Pharmaceutica AG failed to obtain approval for ceftobiprole from the FDA as the agency cited unreliable or unverifiable data and inadequate monitoring on the part of sponsor Johnson & Johnson as the basis for the agency’s decision. Our failure to adequately demonstrate the safety and effectiveness of Hematide will prevent us from receiving regulatory approval and will have a material adverse impact our business.

We also do not know and are unable to predict whether the data arising from the clinical trials, including the Phase 3 results, or the development program for Hematide will be satisfactory to the FDA and, if not, whether the FDA will require us to conduct additional studies or trials or alter the scope, size or design of such studies or trials, which could result in additional delays in bringing Hematide to market, if ever. Accordingly, we may not receive the regulatory approvals needed to market Hematide. Any failure or delay in completing any portion of the development program or submitting our NDA to the FDA would delay or foreclose commercialization of Hematide and severely harm our business and financial condition.

The Trial to Reduce Cardiovascular Endpoints with Aranesp Therapy, or TREAT, results heighten concerns surrounding safety of ESAs and increases the regulatory risk for Hematide as the class faces greater scrutiny.  These concerns may limit the ability to develop and obtain regulatory approval for Hematide.  The FDA will be convening an advisory committee meeting later in October 2010 to re-evaluate the use of ESAs in the treatment of anemia in chronic kidney disease.

In late 2009, Amgen Inc., or Amgen, announced the results of its large, randomized, double-blind, placebo-controlled Phase 3 study of patients with chronic kidney disease (CKD) (not requiring dialysis), anemia and type-2 diabetes (TREAT). In this study, treatment of anemia with Aranesp to a target hemoglobin of 13 g/dL, which is higher than the 10 g/dL - 12 g/dL range approved by the FDA in the current label, reportedly failed to show benefit compared to placebo with regard to composite of time to all-cause mortality or cardiovascular morbidity (including heart failure, heart attack, stroke, or hospitalization for myocardial ischemia) and a composite of time to all-cause mortality or chronic renal replacement. In addition, higher rates of stroke were reported amongst patients treated with Aranesp compared to the placebo group. Further, among a subgroup of patients with a history of cancer at baseline, a statistically significant increase in deaths from cancer was observed in the Aranesp treated patients compared to placebo treated patients. However, Aranesp treatment reportedly was associated with a statistically significant reduction in blood transfusions and a modest improvement in patient reported fatigue.

In January 2010, FDA officials published an editorial in the New England Journal of Medicine entitled “Erythropoiesis-Stimulating Agents — Time for a Reevaluation” and announced that it anticipates convening a public advisory committee meeting to evaluate the use of ESAs in the treatment of anemia due to chronic kidney disease.  The editorial noted that a number of randomized trials, including TREAT, have attempted to show that using ESAs to raise hemoglobin concentrations to higher targets improves clinical outcomes but rather have suggested the opposite. Accordingly, the article indicates that more conservative hemoglobin targets (well below 12 g per deciliter), more frequent hemoglobin monitoring, and more cautious dosing, should be evaluated. The FDA’s advisory committee is scheduled to take place on October 18, 2010.

In February 2010, the FDA announced that ESAs must be prescribed and used under a risk management program known as a risk evaluation and mitigation strategy, or REMS, to ensure the safe use of these drugs.  As part of the REMS, a medication guide explaining the risks and benefits of ESAs must be provided to all patients receiving ESAs for all indications. In addition, in the case of oncology use, the FDA required ESA manufacturers to implement training for hospitals and healthcare professionals and the signing of a patient informed consent acknowledging the risks of ESA use prior to treatment.  As part of any REMS, the manufacturer has reporting and monitoring obligations to ensure compliance.

The TREAT results and the FDA’s recent actions, including plans to convene another advisory committee, represent additional challenges to the ESAs as a class and increase the uncertainty associated with Hematide’s regulatory approval.  Even prior to these recent events, for the last several years, the FDA, the medical community, and others have recently raised significant safety concerns relating to commercially available ESAs as a result of reports of increased mortality and side effects from a number of clinical trials. These concerns have resulted in a number of negative actions affecting the market for ESAs particularly in oncology, including the following:

•                  As a result of concerns associated with administering ESAs to target higher hemoglobin levels, the FDA required revised warnings, including black box warnings, be added to labels of currently marketed ESAs advising physicians to monitor hemoglobin levels and to use the lowest dose of ESA to increase the hemoglobin concentration to the lowest level sufficient to avoid the need for red blood cell transfusions.

•                  The FDA also issued a public health advisory statement re-evaluating the safe use of the ESA class and convened its Oncology Drugs Advisory Committee, or ODAC, in May 2007 to consider recent information on risks associated with ESAs for use in the treatment of anemia in cancer patients. The ODAC recommended that the FDA institute restrictions on the usage of currently marketed ESAs, including limitations on the treatment of certain types of cancer and the duration of treatment.

•                  The FDA also convened a joint meeting in September 2007 of the Cardiovascular and Renal Drugs advisory committee and the Drug Safety and Risk Management advisory committee to review the risks and benefits of ESAs.

•                  The FDA approved revised black box warnings and other safety-related product labeling changes for commercially available ESAs during 2007 and 2008.

•                  In addition, the FDA convened another ODAC meeting in March 2008 to review data from more recent clinical trials with breast cancer patients and cervical cancer patients using currently marketed ESAs, and to consider additional action. The ODAC recommended the use of informed consents and further restrictions on the use of currently marketed ESAs for the treatment of chemotherapy-induced anemia, including the exclusion of patients with metastatic breast or head and neck cancer as well as those cancer patients potentially receiving curative treatment.

•                  In July 2008, the FDA announced additional safety-related label restrictions for the use of commercially available ESAs including revisions to the black box warnings to provide that ESAs are not indicated for patients undergoing chemotherapy expected to cure their cancer. In addition, the FDA required new prescribing information to assure that ESA therapy is not initiated until the hemoglobin level drops below 10 g/dL.

In 2008, these factors and the uncertain regulatory climate resulted in our and Takeda’s decision to suspend the development of Hematide to treat chemotherapy-induced anemia, which may have a material adverse effect on our business and future financial results.

We cannot predict what further action, if any, the FDA may take, which may include, among others, additional label restrictions, the use of informed consents, further lowering of target hemoglobin levels, or even the removal of indications from the label altogether. Further, regardless of whether the FDA takes additional action or not, the Centers for Medicare and Medicaid Services, or CMS, and private payors may still decide separately to lower or discontinue reimbursement.

The controversy surrounding ESAs and FDA concerns has, and may, further negatively affect Hematide, including the completion of the development program. These safety concerns may increase the risk of achieving regulatory approval or negatively affect the timing or costs associated with obtaining regulatory approval, including potential risk mitigation activities we may be required to complete either prior to or after product approval.  We cannot predict the scope of the REMS we may ultimately be required to implement by the FDA and the impact on the use of Hematide. Even a small imbalance in safety events or unfavorable signal or trend against Hematide may increase the risk of or the conditions or limitations associated with approval by the FDA, as regulators are increasingly uncomfortable with the safety of the comparator ESAs. Any of these factors could significantly delay or negatively impact the commercialization of Hematide.

Our development program for Hematide may not lead to a commercial drug either because we fail to adequately demonstrate that it is safe and effective in clinical trials or pre-clinical studies and we therefore fail to obtain necessary approvals from the FDA and similar foreign regulatory agencies, or because we have inadequate financial or other resources to advance Hematide through development and commercialization. Our analyses of the Phase 3 results remains preliminary and no conclusions as to the safety and efficacy can be drawn as only the FDA can ultimately make such determination. Any failure to obtain approval of Hematide would have a material and adverse impact on our business as we would have to incur substantial expense and it would take a significant amount of time and resources to bring any future product candidate to market, if ever.

Even if Hematide receives approval by the FDA for treatment of anemia associated with chronic renal failure in dialysis patients, the market opportunity for Hematide, may be significantly reduced as a result of the increasing controversy surrounding ESAs, TREAT and future actions by the FDA and CMS.

Safety concerns have significantly reduced the market for ESAs in recent years. As the perception of the risks of ESA usage continues to increase with the controversy surrounding the recent TREAT results, the concerns are likely to further negatively impact the use of ESAs and the commercial potential of Hematide. The FDA has announced plans to convene an advisory committee to re-evaluate the use of ESAs in the treatment of anemia in chronic kidney disease. The FDA may further lower target hemoglobin levels and implement other actions that may limit the use of ESAs in chronic kidney disease potentially beyond non-dialysis patients to dialysis as well. In addition to potential FDA action to limit use of ESAs, CMS convened a meeting of the Medicare Evidence Development & Coverage Advisory Committee, or MedCAC, to review the available evidence on the use of ESAs to manage anemia in patients who have chronic kidney disease and considered the results of the TREAT study among others. Any action by FDA to further restrict ESA use or decrease reimbursement coverage by CMS could have a materially negative impact on the size of the ESA market in the United States and reduce the overall size of the market Hematide is expected to compete in at the time of launch. Not only may a small imbalance in safety events or unfavorable signal or trend against Hematide increase FDA approval risk or the risk of Hematide obtaining reimbursement, but any negative perception of Hematide’s safety relative to other ESAs could keep us from successfully commercializing Hematide.

We have incurred significant operating losses since inception and anticipate that we will incur continued losses for the foreseeable future, which will require us to obtain substantial additional financing. If we fail to obtain additional financing, we will be unable to complete the development and commercialization of Hematide and may need to cease operations. Even if we obtain additional financing, we may never achieve or sustain profitability.

We have experienced significant operating losses since our inception in 2001. Currently, we have no products approved for commercial sale and, to date, we have not generated any revenue from product sales. At June 30, 2010, we had an accumulated deficit of $365.4 million. Due to the recognition of revenues from milestone payments from our collaboration with Takeda, we were profitable in the three and six months ended June 30, 2010 and may have profitable quarters from time to time. We continue to expect to incur substantial and increasing losses for the next several years. Our operations have consumed substantial amounts of cash since our inception. We expect to continue to spend substantial amounts in order to:

•                  complete clinical development of Hematide;

•                  prepare the submission of the NDA for Hematide;

•                  validate the manufacturing process for Hematide at our contract manufacturers; and

•                  prepare to launch and commercialize Hematide, including building our own commercial organization, sales force and infrastructure to address renal markets.

We believe that our existing cash, cash equivalents and investments together with the interest thereon will enable us to maintain our currently planned operations for at least 12 months. However, we expect that we will need to raise additional funding to complete the development and commercialization of Hematide. Since the announcement in late June 2010, we have experienced a severe decline in our stock price, which has impaired our ability to access capital on potentially favorable terms. In contrast, our need to raise funding has only increased as the Hematide development program has suffered delays and due to the reduction of potential milestone payments from Takeda associated with the non-dialysis indication.  As we continue to analyze the data, we may experience further challenges or delays to approval of Hematide if issues arise or additional requirements are imposed based on our discussions with the FDA.

The current capital markets have been extremely volatile, and biotechnology companies have been limited or unsuccessful in obtaining funding in this environment. Securing funding has been particularly difficult for companies of our size with limited capital resources. Continuation of this market and the issues arising from our Phase 3 results significantly limit our ability to raise funds such that that there can be no assurance we can raise the additional funds to support our continuing operations and maintain current development and commercialization timelines for Hematide.

To date, our sources of cash have been limited primarily to the proceeds from the sale of our securities to private and public investors and payments by Takeda under our collaboration agreements. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, if available, our stockholders may experience significant dilution particularly given the stock price decline we experienced subsequent to the announcement of our Phase 3 results. Further, our equity line of credit with Azimuth Opportunity Ltd., or Azimuth, is subject to a number of conditions that limits our ability to draw against such facility.  Any debt financing, if available, may involve security interests on our assets or restrictive covenants, such as limitations on our ability to incur additional indebtedness, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business.

If we are unable to raise additional funds when required or on acceptable terms, we may have to:

•                  assume greater risks and significantly delay, scale back, or discontinue the development and/or commercialization of Hematide;

•                  relinquish greater rights to Hematide;

•                  eliminate or defer formulation research and development or other manufacturing efforts that may be required to successfully develop or commercially launch Hematide; or

•                  pursue merger and acquisition alternatives.

We expect to continue to incur substantial additional operating losses for the next several years as we pursue our clinical trials, prepare for the NDA and add infrastructure and operations to support commercialization of Hematide, and potentially begin new research and development programs. Our ability to generate revenue depends heavily on our ability to successfully develop and secure regulatory approval for, and commercially launch, our product candidate, Hematide. If due to lengthy and complicated development, clinical and regulatory requirements or any other reason, we are unable to commercialize Hematide, it will be a long time before we will be able to commercialize any future product candidates, if ever.

Even if we receive regulatory approval of Hematide, we must successfully commercialize Hematide before we can become profitable. We anticipate that it will be years before we can commercialize Hematide and we expect to incur substantial expenses associated with our commercialization efforts as well as share in those of Takeda’s even prior to obtaining approval of Hematide as well as thereafter. Accordingly, we may never generate significant revenues and, even if we do generate revenues, we may never achieve or sustain profitability.

Hematide will require extensive additional clinical evaluation, regulatory approval, significant marketing efforts and substantial investment before it can provide us or our partners with any revenue. If we or our partners are unable to develop and commercialize Hematide or even if we receive marketing approval for Hematide, sales revenue therefrom may be insufficient, and we may not achieve or sustain profitability, and we may be unable to continue our operations.

As a result of a determination in our binding arbitration that Johnson & Johnson Pharmaceutical Research & Development, L.L.C., and Ortho-McNeil Pharmaceutical, Inc., or J&J, owns certain  intellectual property related to erythropoietin receptor, or EPO-R, agonists,  J&J may seek to assert its rights in a manner that may prevent us from manufacturing or commercializing Hematide in accordance with our current plans, including limiting our ability to license rights to third parties.

In October 2010, the arbitration panel in our binding arbitration with J&J decided the ownership of a number of U.S. and international patents and patent applications related to certain EPO-R agonists, or the “intellectual property in dispute.”  The decision maintained J&J’s sole inventorship and sole ownership of U.S. Patent No. 5,767,078, or the ‘078 Patent, and certain related foreign patents and patent applications, including European Patent application EP96/918,317. The arbitrators determined that we and J&J jointly own the remainder of the intellectual property in dispute.

We are continuing to review the arbitrators’ decision and consider potential courses of action with our counsel and Takeda.  While we believe the ‘078 Patent and related foreign cases do not encompass Hematide, J&J may now or in the future attempt to assert its intellectual property rights based upon the ‘078 Patent and related foreign cases.  The arbitration decision did not address validity or infringement and we believe that Hematide does not infringe any of the claimed methods described in the ‘078 Patent and related foreign cases.

However, we expect that this dispute with J&J could involve additional litigation or legal proceedings that may take years to resolve.  Although we believe our position in this dispute is meritorious and that we would have substantial defenses to any potential claims by J&J, litigation is time consuming and expensive and the outcome is inherently uncertain, particularly due to the complexity of patent laws, which vary substantially from country to country.  If J&J is successful in asserting its rights under the ‘078 Patent and related foreign cases, J&J may prevent us from manufacturing or commercializing Hematide, either for ourselves or with Takeda or any potential sublicensees, or obtain a royalties on sales of Hematide until expiration of these patent rights in 2015.  In addition, an adverse outcome could result in liability for damages, attorneys’ fees and costs.  If intellectual property in dispute that has been deemed to be jointly owned is broad enough to cover Hematide, then under the laws applicable in most relevant jurisdictions outside the U.S, joint ownership would permit us to manufacture and sell Hematide, but may not allow us to license third parties to do so, which may negatively affect our development and business plans outside the U.S. or our collaboration with Takeda.

Regardless of the ultimate outcome of the proceedings, additional litigation or legal proceedings or even the risk thereof may make it more difficult to commercialize Hematide. The threat of such legal uncertainty may make it difficult for Hematide to gain market acceptance by health care providers, patients, payors or dialysis clinics, any of which may be concerned about the reliability of supply or reluctant to become involved in the prospect of existing or potential litigation.

We continue to consider our legal alternatives in this dispute.  To date, we have incurred significant expense in pursuing this matter, which has required substantial time and effort on the part of our technical, legal and management personnel.  As final resolution of this dispute may not be reached for years, we expect to incur significant expenses and diversion of resources for years.  Further, the risk or existence of litigation or legal proceedings with J&J may limit our ability to finance, and, even if such financing is available, to achieve terms that are favorable to us.

Even if Hematide is approved by the FDA for treatment of anemia associated with chronic renal failure in dialysis patients,our commercial success depends upon attaining significant market acceptance of Hematide among physicians, patients, health care payors and the major operators of dialysis clinics as well as reaching an agreement with one or more of such major operators of dialysis clinics.

Hematide has not been approved or commercialized for any indication and, pending feedback from the FDA later this year, we are planning to pursue approval from the FDA for treatment of anemia associated with chronic renal failure in dialysis patients. Even if approved for sale by the appropriate regulatory authorities, physicians may not prescribe Hematide, in which case we would not generate revenue or become profitable. In particular, the therapeutic indication targeted by Hematide have been served by our competitors’ products for many years. These products may now be said to be the standard of care, and it may be difficult to encourage healthcare providers to switch from products with which they and their patients have become comfortable.

The dialysis market, which Hematide will attempt to penetrate, is highly established and concentrated, with two companies serving a significant majority of all dialysis patients on Medicare. In addition, dialysis clinics using ESAs could incur substantial expense in administration and training if they were to switch from current ESAs to Hematide. The concentration of customers for ESAs within the dialysis market may pose a risk to our ability to obtain revenues or favorable margins on Hematide, if approved. If we cannot come to agreements with one or more of the major companies operating dialysis clinics in the U.S. or, even if we do, we cannot do so on favorable terms or on a timely basis, the revenue opportunity of Hematide could be significantly reduced. In October 2006, Amgen, which markets the ESAs EPOGEN and Aranesp, and Fresenius Medical Care, or Fresenius, one of the two largest operators of dialysis clinics in the U.S., announced an agreement whereby Amgen would be the sole supplier of EPO products for Fresenius’ dialysis business effective immediately through the end of 2011. We are not aware of the specific terms of the Amgen-Fresenius agreement, and cannot project how it may impact the commercial opportunity for Hematide if and when it is launched. However, agreements between operators of dialysis facilities and marketers of competing ESA products could potentially limit the market opportunity for Hematide, and adversely impact our ability to generate revenues.

Currently, CMS reimburses healthcare providers for use of ESAs at a rate of average sales price plus a 6% margin to the provider, or ASP plus 6%. These reimbursement rates have been declining and have been subject to concerns over the uses that will be subject to future reimbursement. In addition, Congress has recently enacted legislation entitled “Medicare Improvements for Patients and Providers Act of 2008,” or 2008 Medicare Legislation, that adopts a bundled payment system covering the cost of drugs, including ESAs, as well as dialysis services effective January 2011. The bundled payment system remains to be implemented and we cannot be certain whether the implementation of bundling or future changes in the reimbursement system will allow us to compete effectively at the time we seek to enter the chronic renal failure market for use in dialysis patients, if we are successful in reaching the market. Even if we are successful in reaching the market, the implementation of the bundled payment system is expected to reduce the utilization of ESAs, which could limit the commercial potential for Hematide.

In addition, recent studies by manufacturers of ESAs indicate that the higher levels of hemoglobin achieved through administration of ESAs can result in a statistically significant increase in cardiovascular events. This may in turn reduce the growth or cause contraction of the market for ESAs and reduce the potential revenues for Hematide.

In addition, market acceptance of Hematide by physicians, healthcare payors and patients will depend on a number of additional factors, including:

•                  the clinical indications for which Hematide is approved;

•                  acceptance by physicians and patients of Hematide as a safe and effective treatment alternative;

•                  perceived advantages over alternative treatments;

•                  the cost of treatment in relation to alternative treatments;

•                  the availability of adequate reimbursement by third parties;

•                  the continued use of ESA treatments generally for anemia;

•                relative convenience and ease of administration; and

•                the prevalence and severity of side effects.

Competition in the pharmaceutical industry is intense. If our competitors are able to develop and market products that are more effective, safer or less costly than Hematide, our commercial opportunity will be reduced or eliminated.

We face competition from established and emerging pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer side effects or are less expensive than Hematide or any other future products that we may develop and commercialize. In addition, significant delays in the development of Hematide could allow our competitors to bring new products to market before we do and impair our ability to commercialize Hematide. Competitors may also reduce the price of their ESAs in order to gain market share. These price reductions could force us to lower the price of Hematide in order to compete effectively, resulting in lower revenues and reduced margins on the sales of Hematide.

We anticipate that, if approved for treatment of anemia associated with chronic renal failure in dialysis patients, Hematide would compete with EPOGEN and potentially Aranesp, which are both marketed by Amgen,  NeoRecormon and Mircera, which are currently marketed outside the U.S. by Roche. PROCRIT is marketed by Ortho Biotech Products, L.P. (a subsidiary of J&J) for treatment of anemia in non-dialysis patients as well as for chemotherapy induced anemia.  Aranesp is approved for once-monthly dosing for treatment of anemia in non-dialysis patients in Europe. In the U.S., Amgen is reportedly in the process of seeking approval for once-monthly dosing of Aranesp for treatment of anemia in non-dialysis patients. If Amgen is successful in obtaining approval for once-monthly dosing or our competitors’ products are administered in practice on a less frequent basis than prescribed by their labels, the market for Hematide may be decreased. In addition, Roche’s Mircera has recently launched in Europe. Mircera reportedly has greater plasma stability and is longer acting than any rEPO product that is currently on the market. As a result of the patent litigation between Roche and Amgen, Mircera has been found to infringe several U.S. patents owned by Amgen and has been enjoined from being sold in the U.S. until the expiration of these patents in mid-2014 under a limited license. If Mircera enters the U.S. market before Hematide or upon its entry, we believe that Mircera will be in direct competition with Hematide, and therefore could potentially limit the market for Hematide, because of its ability to be longer acting. Other potential competitors, including FibroGen, Inc., are developing small molecules designed to promote the production of greater levels of naturally-occurring EPO in patients. The introduction of biosimilars into the ESA market, or new market entrants, could also prove to be a significant threat to us as it could not only limit the market for Hematide, but could also drive down the price of ESAs.

Most of these competitors have substantially greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Current marketers of ESAs also have the ability to bundle sales of existing ESA products with their other products, potentially disadvantaging Hematide, which we plan to sell on a stand-alone basis. Established pharmaceutical and large biotechnology companies may invest heavily to discover and develop novel compounds or drug delivery technology that could make Hematide obsolete. Smaller or early-stage companies may also prove to be significant competitors, particularly through strategic partnerships with large and established companies. These third parties may compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business. Our competitors may succeed in obtaining patent or other intellectual property protection, receiving FDA approval, or discovering, developing and commercializing products before we do.

The U.S. market opportunity for Hematide may deteriorate significantly after the entry of biosimilars in the U.S.

The remaining U.S. patents for epoetin alfa, a version of short-acting rEPO, expire from 2012 through 2015. Patents related to epoetin alfa expired in the European Union, or E.U., in 2004. Biosimilars of short-acting rEPO are currently being developed or sold in various markets outside the U.S., including the E.U. We expect that biosimilars, including rEPO, will be sold at a significant discount to existing branded products when they are launched in the U.S. and the E.U. The introduction of biosimilars into the ESA market could prove to be a significant threat to Hematide if they are able to demonstrate bioequivalence to existing ESAs. Biosimilars will constitute additional competition for Hematide and could drive its price and sales volume down, which may adversely affect our revenues.

Hematide is our only product candidate and we may not develop any other product candidates for the foreseeable future.

Hematide is the main focus of our business, which we expect to be the case for the foreseeable future. Accordingly, until we are able to obtain additional financing and resources to develop and commercialize Hematide, we are unlikely to be able to successfully discover or develop any other product candidates. Further, we have had to reduce our research capabilities and efforts, including the elimination of certain research programs even some activities related to the support of Hematide. We have limited ability and resources to pursue internal research programs and strategic collaborations for the development of new products. Research programs to identify new disease targets and product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including, but not limited to, the following:

•                the financial and internal resources may be insufficient and are needed for Hematide;

•                the research methodology used may not be successful in identifying potential product candidates;

•                competitors may develop alternatives that render our product candidates obsolete;

•                a product candidate may on further study be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory approval;

•                a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; or

•                a product candidate may not be accepted by patients, the medical community or third party payors.

The success of Hematide is dependent upon the strength and performance of our collaboration with Takeda. If we fail to maintain our existing collaboration with Takeda, such termination would likely have a material adverse effect on our ability to continue to develop Hematide and our business. If we fail to enter into new, strategic collaborations with other future product candidates we pursue, we may have to reduce or delay our product candidate development efforts or increase our expenditures.

The maintenance and successful performance of our strategic collaboration with Takeda for development of Hematide is an important part of our business model. Our collaboration with Takeda is extremely complex particularly with respect to financial provisions, allocations of responsibilities, and the respective rights of the parties with respect to decision making. Accordingly, significant aspects of the development and commercialization of Hematide require Takeda’s agreement or approval prior to implementation, which can cause delays. Further, if we are not able to reach agreement with Takeda or maintain our existing collaboration with Takeda to develop and commercialize Hematide, our business could be severely adversely affected. Takeda has the ability to terminate each of the collaboration agreements upon an uncured material breach by us or even in the absence of a material breach with six-months’ notice. Currently, Takeda could provide us notice of termination of either or both of our collaboration agreements, which would likely have a material adverse effect on the advancement of our Hematide program and our business. The suspension of the Hematide oncology program, the impact of the Phase 3 results particularly on the non-dialysis indication and the arbitration decision relating to our dispute with J&J may increase the likelihood that Takeda terminates the collaboration or affect the resources Takeda is willing to commit to Hematide. Through the collaboration, Takeda currently provides development and commercial funding and performs important functions, including conduct of certain clinical trials and manufacturing activities, and is expected to pay us milestone payments upon the completion of certain events, all of which would be unavailable to us in the case of an early termination of the collaboration. Even in the absence of a termination, Takeda’s failure to provide funding or perform its obligations on a timely basis may have a material adverse effect on our business and the success of Hematide.

In addition, if we fail to maintain the Takeda collaboration or establish and maintain additional strategic collaborations for any other potential product candidates that we may pursue:

•                the development of Hematide or future product candidates may be terminated or delayed;

•                our cash expenditures related to development of our current or future product candidates would increase significantly and we may need to seek additional financing;

•                we may be required to hire additional employees or otherwise develop expertise, such as sales and marketing expertise, for which we have not budgeted;

•                we will bear all of the risk related to the development of each of our current and future product candidates; and

•                we may be unable to meet demand for any future products that we may develop.

Any of these events could have a material adverse effect on our business.

Reimbursement may not be available for Hematide, which would materially diminish our sales and our ability to sell our products profitably.

Market acceptance and sales of Hematide will depend on reimbursement policies and may be affected by future health care reform measures. Government authorities and third party payors, such as private health insurers and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. We cannot be sure that reimbursement will be available for Hematide. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, Hematide. We have not commenced efforts to have our Hematide reimbursed by government or third party payors. If reimbursement is not available or is available only to limited levels, we may not be able to commercialize Hematide.

In both the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals in recent years to change the healthcare system in ways that could impact our ability to sell Hematide profitably. These proposals include prescription drug benefit proposals for Medicare beneficiaries and measures that would limit or prohibit payments for certain medical treatments or subject the pricing of drugs to government control. Legislation creating a prescription drug benefit and making certain changes in Medicaid reimbursement has recently been enacted. In particular, in December 2003, then President Bush signed into law new Medicare prescription drug coverage legislation that changed the methodology used to calculate reimbursement for certain drugs such as Hematide. In addition, the legislation directed the Secretary of Health and Human Services to contract with procurement organizations to purchase physician-administered drugs from the manufacturers and provided physicians with the option to obtain drugs through these organizations as an alternative to purchasing from the manufacturers, which some physicians may find advantageous.

In addition, in response to the FDA’s recent black box warning and public health advisories, CMS has recently significantly restricted coverage of ESAs. In July 2007, CMS issued its National Coverage Decision Memorandum for Use of Erythropoiesis Stimulating Agents in Cancer and Neoplastic Conditions, or the National Coverage Decision, that determined that ESA treatment was not reasonable or necessary for certain medical conditions, including any anemia of cancer not related to cancer treatment, among others. The National Coverage Decision also established the ESA reimbursement policy for Medicare and other government beneficiaries who are treated for chemotherapy-induced anemia and contains a coverage restriction for hemoglobin levels greater than 10g/dL, which has had a material adverse effect on the use of ESAs. In July 2007, CMS also issued revisions to its reimbursement policies for the use of ESAs for end stage renal disease in cases where hemoglobin levels exceed 13 g/dL and also decreased the monthly dosing limits. In July 2008, CMS announced that ESAs are a potential topic for another National Coverage Decision citing adverse effects in cancer and chronic kidney disease patients, including dialysis patients while noting the large costs but uncertain benefits. In March 2010, CMS convened a MedCAC meeting to review the available evidence on the use of ESAs to manage anemia in patients who have chronic kidney disease.  Independent of any additional action the FDA may take as to ESAs, CMS may further decrease coverage which could have a materially negative impact on the size of the ESA market in the United States and reduce the overall size of the market Hematide is expected to compete in at the time of launch.

As a result of these reimbursement and other legislative proposals and the trend towards managed health care in the U.S., third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drugs. They may also refuse to provide any coverage of approved products for medical indications other than those for which the FDA has granted market approvals. In addition, major third party payors have begun to follow CMS’s restrictive reimbursement policies, which has further decreased the market for ESAs. As a result, significant uncertainty exists as to whether and how much third party payors will reimburse patients for their use of newly approved drugs, which in turn will put pressure on the pricing of drugs. We expect to experience pricing pressures in connection with the sale of our products due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

CMS policies are constantly changing and we cannot guarantee that they will not decrease, limit or deny reimbursement of Hematide in the future.

CMS, the agency within the Department of Health and Human Services that manages Medicare and will be responsible for reimbursement of the cost of Hematide administered to Medicare beneficiaries, has asserted the authority of Medicare not to cover particular drugs if it determines that they are not “reasonable and necessary” for Medicare beneficiaries, or to cover them at a lesser rate, compared to drugs that CMS considers to be therapeutically comparable. We cannot be certain that CMS will not decrease, limit or deny reimbursement of Hematide for any therapeutic indication we may pursue. As the costs of the Medicare program continue to grow, CMS may be compelled to make difficult decisions regarding the trade-offs of supporting the reimbursement of certain public health expenditures over others. Depending on methods CMS uses to calculate the cost-benefit of treatments competing for share of the Medicare budget, ESAs (including Hematide) may not be considered to offer sufficient overall health benefit to justify reimbursement at levels that will allow us to achieve and sustain profitability. In addition, as a result of the recent safety concerns relating to ESAs, CMS recently announced policies significantly restricting the coverage of ESAs and has proposed another National Coverage Decision on the topic that may further negatively affect reimbursement of ESAs. CMS has instituted dramatic Medicare reimbursement changes in the past that adversely impacted the businesses of companies in other segments of the healthcare industry, and we cannot determine that CMS will not do the same in the markets in which we operate.

Medicare reimbursement policies under a new bundled payment system could create disincentives for use of ESAs.

CMS currently reimburses healthcare providers for use of ESAs at average selling price or ASP, plus 6%. However, the 2008 Medicare Legislation replaces ASP plus 6% reimbursement with a new bundled payment system to be implemented commencing in January 2011. Under the new bundled payment system, providers are expected to be reimbursed a fixed amount per patient. We cannot guarantee that Hematide will be reimbursed by CMS or in a manner that will support physician adoption and depending upon the implementation of the bundled payment, may not be favorable to the entry of new ESAs such as Hematide. In fact, a capitated reimbursement payment methodology may create incentives for significantly lower utilization or dosing of ESAs, including Hematide, and reduce the commercial potential for Hematide.

We rely on third parties to conduct pre-clinical studies and clinical trials for Hematide, and if they do not properly and successfully perform their obligations to us, we may not be able to obtain the necessary regulatory approvals.

We rely on contract research organizations, contractors and other third parties to assist us in managing, monitoring and otherwise conducting clinical trials. We compete with larger companies for the resources of these third parties.

Although we rely on these third parties to conduct our clinical trials, we are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover,

FDA and foreign regulatory agencies require us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that the data and results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements.

We may not be able to maintain our relationships with these contract research organizations or contractors on acceptable terms. These third parties generally may terminate their engagements with us at any time and having to enter into alternative arrangements would delay development and commercialization of Hematide. As a result, we can control their activities only within certain limits, and they will devote only a certain amount of their time to Hematide.

If these third parties do not successfully carry out their duties under their agreements with us, if the quality or accuracy of the data they obtain is compromised due to failure to adhere to our clinical protocols or regulatory requirements, or if they otherwise fail to comply with clinical trial protocols or meet expected deadlines, our clinical trials may not meet regulatory requirements. If our clinical trials do not meet regulatory requirements or if these third parties need to be replaced, our pre-clinical development activities or clinical trials may be extended, delayed, suspended, terminated or negatively impact the quality and acceptability of the data. If any of these events occur, we may not be able to obtain regulatory approval of Hematide.

Significant challenges remain with us and Takeda to manufacture Hematide on a commercial scale. Our dependence upon third parties for the manufacture and supply may cause delays in, or prevent us from, successfully developing and commercializing Hematide. In accordance with the terms of our collaboration, Takeda has responsibility for manufacture of finished product and as a consequence, we have limited ability to control risks associated with that portion of the manufacturing process.

The Hematide manufacturing process is a complicated, time-consuming process. Manufacture of Hematide active pharmaceutical ingredient, or API, involves long lead times. We do not currently have the infrastructure or capability internally to manufacture the Hematide needed to conduct our clinical trials or to commercialize Hematide. We are and will continue to rely upon contract manufacturers to produce our clinical trial materials and in the future commercial supplies of Hematide. For the foreseeable future, we expect to continue to rely on contract manufacturers, partners and other third parties to produce sufficient quantities of Hematide for all our uses, including completion of our clinical trials and development program. If our contract manufacturers or other third parties fail to deliver materials for the manufacture of Hematide or Hematide itself for clinical use or for our registration stability studies on a timely basis, with sufficient quality and at commercially reasonable prices, and if we fail to find replacement manufacturers or to develop our own manufacturing capabilities, we may be required to delay or suspend clinical trials or our planned NDA filing or otherwise discontinue development and production.

Hematide is a new chemical entity and the manufacturing process for commercial scale production remains to be validated at any manufacturer in accordance with applicable regulatory guidelines and as such, there are risks associated with the full scale manufacture of the API. Similar challenges exist for the manufacture of finished product that must meet a variety of regulatory requirements that vary from country to country and continue to change. Any of these risks and others may prevent or delay us from successfully developing Hematide, including the following:

•                stability or formulation issues including the potential failure of product registration studies to establish sufficient stability to obtain adequate shelf life at refrigerated or room temperature;

•                cost overruns, process scale-up, process reproducibility;

•                difficulties in maintaining or upgrading equipment and manufacturing facilities on a timely basis; and

•                regulatory issues or changes that may cause significant modifications in the manufacturing process or facilities or otherwise impact our ability to offer competitive product presentations or formulations.

We have transferred responsibility of manufacture of Hematide finished product to Takeda and we therefore have limited control and ability to address risks associated with that portion of the manufacturing process. Further, some of suppliers and manufacturing arrangements, including the provision of bulk poly(ethylene) glycol reagent for the manufacture of Hematide from Nektar Therapeutics AL, Corporation, or Nektar, are currently single-sourced, leaving us at greater risk of supply interruptions and potential delays.

We, Takeda, and our third party manufacturers are required to comply with applicable FDA manufacturing practice regulations. If there is any failure by us, Takeda or one of our third party manufacturers or suppliers to maintain compliance with these regulations, the production of Hematide could be interrupted, resulting in delays and additional costs. Additionally, our third party manufacturers must pass a pre-approval inspection before we can obtain regulatory approval for Hematide. If for any reason these third parties are unable or unwilling to perform under our agreements or enter into new agreements with us, we may not be able to locate alternative manufacturers or enter into favorable agreements with them in an expeditious manner. We could also experience manufacturing delays if our third party manufacturers, Takeda or suppliers give greater priority to the production of other products over Hematide. Any inability to acquire sufficient quantities of Hematide or components thereof in a timely manner from third parties could delay clinical trials or result in product shortages and prevent us from developing and commercializing Hematide in a cost-effective manner or on a timely basis. Further, our lack of experience providing reliable supply of product may deter health care providers and dialysis centers from selecting or otherwise switching to Hematide from our competitors’ products.

The commercial success of Hematide depends in part on the development and marketing efforts of Takeda, over which we have limited control. If our collaborations are unsuccessful, our ability to develop and commercialize products through our collaborations, and to generate future revenue from the sale of these products, would be significantly reduced.

Our dependence on Takeda for our global collaboration with Hematide and our other collaboration arrangements, subjects us to a number of risks. Our ability to develop and commercialize drugs that we develop with our collaboration partners depends on our collaboration partners’ abilities to establish the safety and efficacy of Hematide, obtain and maintain regulatory approvals and achieve market acceptance of Hematide once commercialized. Under our collaboration with Takeda, we co-develop and co-commercialize Hematide in the U.S. Because we share responsibility with Takeda for clinical development activities in the U.S., the progress of the Hematide program is dependent on the efforts of Takeda of which we have no control. In fact, Takeda has taken responsibility for conducting several clinical trials and is expected to produce substantial portions of the NDA so that any failure of Takeda to act in a timely manner may delay our ability to develop Hematide in accordance with our timelines. Takeda holds an exclusive license to develop and commercialize Hematide outside of the U.S. and any progress and commercial success in those territories is dependent solely on Takeda’s efforts and commitment to the program. Takeda may delay, reduce or terminate development efforts relating to Hematide, independently develop products that compete with Hematide, or fail to commit sufficient resources to the marketing and distribution of Hematide. Competing products or programs, either developed by Takeda or to which our collaboration partners have rights or acquire in the future, may result in our partners’ withdrawal of support for Hematide.

In the event that Takeda fails to diligently develop or commercialize Hematide, we may have the right to terminate our partner’s rights but we may choose not to as we will not receive any future revenue from Hematide or even if we do, we may not be able to find another partner requiring us to commercialize Hematide on our own, which is likely to result in significant additional expense and delay. Business combinations, significant changes in business strategy, litigation and/or financial difficulties may also adversely affect the willingness or ability of Takeda to complete its obligations under our collaboration agreements. If Takeda fails to perform in the manner we expect, our potential to develop and commercialize products Hematide and to generate future revenue would be significantly reduced. If a conflict of interest arises between us and Takeda, it may act in its own self-interest and not in the interest of our company or our stockholders. If Takeda were to breach or terminate the collaboration agreements with us or otherwise fail to perform its obligations thereunder in a timely manner, the pre-clinical or clinical development or commercialization of Hematide could be delayed or terminated.

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of Hematide and any other product candidates we may pursue, their use and the methods used to manufacture them, as well as successfully defending these patents against third party challenges. Our ability to protect Hematide from unauthorized making, using, selling, offering to sell or importation by third parties is dependent upon the extent to which we have rights under valid and enforceable patents, or have trade secrets that cover these activities.

We have licensed from third parties rights to numerous issued patents and patent applications. The rights that we acquire from licensors or collaborators are protected by patents and proprietary rights owned by them, and we rely on the patent protection and rights established or acquired by them. The remaining patent terms may not provide meaningful protection. Moreover, third parties may challenge the patents, patent applications and other proprietary rights held by our licensors or collaborators. We generally do not unilaterally control the prosecution of patent applications licensed from third parties. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we may exercise over internally developed intellectual property.

Even if we are able to obtain issued patents, any patent may be challenged, invalidated, held unenforceable or circumvented. The existence of a patent will not necessarily protect us from competition or from claims of a third party that our products infringe their issued patents. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the U.S. The biotechnology patent situation outside the U.S. is even more uncertain. Competitors may successfully challenge our patents, produce similar drugs or products that do not infringe our patents, or produce drugs in countries where we have not applied for patent protection or that do not respect our patents. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our licensed patents, in our patents or in third party patents or applications therefor.

The degree of future protection to be afforded by our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•                others may be able to make similar compounds but that are not covered by the claims of our patents, or for which we are not licensed under our license agreements;

•                we or our licensors or collaborators might not have been the first to make the inventions covered by our pending patent application or the pending patent applications and issued patents of our licensors;

•                we or our licensors or collaborators might not have been the first to file patent applications for these inventions;

•                others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•                it is possible that our pending patent applications will not result in issued patents;

•                our issued patents and the issued patents of our licensors or collaborators may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties;

•                we may not develop additional proprietary technologies that are patentable; or

•                the patents of others may have an adverse effect on our business.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

Our research and development collaborators may have rights to publish data and other information to which we have rights. In addition, we sometimes engage individuals or entities to conduct research that may be relevant to our business. The ability of these individuals or entities to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. These contractual provisions may be insufficient or inadequate to protect our trade secrets and may impair our patent rights. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our technology and other confidential information, then our ability to receive patent protection or protect our proprietary information may be jeopardized.

We expect to incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our technology.

Our ability, and that of our commercial partners, to commercialize any approved product will depend, in part, on our ability to obtain patents, enforce those patents and operate without infringing the proprietary rights of third parties. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. We have filed multiple U.S. patent applications and foreign counterparts related to Hematide and other programs as well as underlying platform technologies and may file additional U.S. and foreign patent applications related thereto. There can be no assurance that any issued patents we own or control will provide sufficient protection to conduct our business as presently conducted or as proposed to be conducted, that any patents will issue from the patent applications owned by us, or that we will remain free from infringement claims by third parties.

The failure to obtain adequate patent protection would have a material adverse effect on us and may adversely affect our ability to enter into, or affect the terms of, any arrangement for the further development and marketing of any product. There can also be no assurance that patents owned by us will not be challenged by others. We are currently involved in binding arbitration with J&J, which could result in one or more patents being issued to these parties for technology that we jointly or solely own. We could incur substantial costs in proceedings, including interference proceedings before the U.S. Patent and Trademark Office and comparable proceedings before similar agencies in other countries in connection with any claims that may arise in the future. These proceedings could result in adverse decisions about the patentability of our inventions and products, as well as about the enforceability, validity or scope of protection afforded by our patents.

Patent applications in the U.S. and elsewhere are published only after 18 months from the priority date. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Therefore, patent applications relating to products similar to Hematide and any future products may have already been filed by others without our knowledge. In the event an infringement claim is brought against us, we may be required to pay substantial legal and other expenses to defend such a claim and, if we are unsuccessful in defending the claim, we may be prevented from pursuing related product development and commercialization and may be subject to damage awards.

Our ongoing litigation is described in the section entitled “Legal Proceedings.” We have incurred substantial expense as a result of our litigation and arbitration proceedings and we expect to incur even greater expense in the future. In addition, any future patent litigation, interference or other administrative proceedings will result in additional expense and distraction of our personnel. An adverse outcome in such litigation or proceedings may expose us or our collaborators to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties on commercially acceptable terms or at all. In addition, we may be restricted or prevented from manufacturing, developing or commercializing Hematide or from developing, manufacturing and selling any future products in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses. If it is determined that we have infringed an issued patent, we could be compelled to pay significant damages, including punitive damages.

Virtually all of our competitors are able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations, in-license technology that we need, out-license our existing technologies or enter into collaborations that would assist in commercially exploiting any technology.

If we are unable either to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will be unable to commercialize Hematide successfully.

We currently have no sales, marketing or distribution capabilities. To commercialize Hematide , we must either develop internal sales, marketing and distribution capabilities, which will be expensive and time consuming, or make arrangements with third parties to perform these services. If we decide to market Hematide directly, we must commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and with supporting distribution capabilities. Factors that may inhibit our efforts to commercialize Hematide directly or indirectly with Takeda include:

•                our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•                the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

•                the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•                unforeseen costs and expenses associated with creating and sustaining an independent sales and marketing organization.

If we, or Takeda through our collaboration, are not successful in recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty commercializing Hematide, which would adversely affect our business and financial condition. To the extent we rely on other pharmaceutical or biotechnology companies with established sales, marketing and distribution systems to market Hematide, we will need to establish and maintain partnership arrangements, and we may not be able to enter into these arrangements on acceptable terms. To the extent that we enter into co-promotion or other arrangements, any revenues we receive will depend upon the efforts of third parties, which may not be successful and are only partially in our control. In that event, our product revenues would likely be lower than if we marketed and sold our products directly.

If we fail to attract and keep senior management and key clinical and scientific personnel, we may be unable to successfully develop, conduct our clinical trials and commercialize Hematide or any other future product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists. We are highly dependent upon our senior management and clinical and scientific staff, particularly Arlene Morris, our Chief Executive Officer, and Dr. Anne-Marie Duliege, our Chief Medical Officer. The loss of services of Ms. Morris, Dr. Duliege, or one or more of our other members of senior management could delay or prevent the successful completion of our development or the commercialization of Hematide.

Competition for qualified personnel in the biotechnology and pharmaceuticals field is intense. We will need to hire additional personnel as we expand our clinical development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms.  Our ability to retain or attract qualified personnel has been negatively impacted by the Phase 3 results.  Each of our officers and key employees may terminate his/her employment at any time without notice and without cause or good reason.

As we evolve from a company primarily involved in research and development to a company also involved in commercialization, we may encounter difficulties in managing our growth and expanding our operations successfully.

As we advance Hematide through clinical trials, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various collaborative partners, suppliers and other third parties. Future growth will impose significant added responsibilities on members of management. Our future financial performance and our ability to commercialize Hematide and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to manage our development efforts effectively, manage our clinical trials effectively and hire, train and integrate additional management, administrative and sales and marketing personnel. We may not be able to accomplish these tasks, and our failure to accomplish any of them could prevent us from successfully growing our company.

Our operations may be adversely impacted by our exposure to risks related to foreign currency exchange rates.

Some of our costs and expenses associated with our clinical trials are denominated in foreign currencies. We are primarily exposed to changes in exchange rates with Europe due to agreements with third party vendors and clinical sites located in Europe. When the United States dollar weakens against these currencies, the dollar value of the foreign-currency denominated expense increases, and when the dollar strengthens against these currencies, the dollar value of the foreign-currency denominated expense decreases. Accordingly, changes in exchange rates, and in particular a weakening of the United States dollar, may adversely affect our results of operations. We currently do not hedge against our foreign currency risks.

Risks Related to Our Industry

The regulatory approval process is expensive, time consuming and uncertain and may prevent us or our collaboration partners from obtaining approvals for the commercialization of Hematide.

The research, testing, manufacturing, selling and marketing of drug candidates are subject to extensive regulation by the FDA and other regulatory authorities in the U.S. and other countries, and regulations may differ from country to country. Neither we nor Takeda is permitted to market Hematide in the U.S. until we receive approval of a NDA, from the FDA. We have not received marketing approval for Hematide. Further, we have not previously prepared an NDA submission, which involves compliance with governmental regulations and successful completion of a number of significant and complicated undertakings for which we do not have any prior experience implementing. Obtaining approval of an NDA can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject our company to administrative or judicially imposed sanctions, including warning letters, civil and criminal penalties, injunctions, product seizure or detention, product recalls, total or partial suspension of production and refusal to approve pending NDAs or supplements to approved NDAs.

Regulatory approval of an NDA or NDA supplement is not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the drug approval process. We initiated our Phase 3 clinical trials for Hematide following extensive discussion with the FDA on the design of the program. Based on the nature of these discussions and guidance from the FDA in light of the current regulatory environment, we did not enter into a special protocol assessment, or SPA, with the FDA for our Phase 3 clinical trials for Hematide. Nonetheless, in some instances a SPA could provide more assurance that the design, clinical endpoints, and statistical end analyses resulting from these trials would be acceptable to the FDA to support regulatory approval. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional pre-clinical studies and clinical trials. The number of pre-clinical studies and clinical trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is designed to address, and the regulations applicable to any particular drug candidate. The FDA can delay, limit or deny approval of a drug candidate for many reasons, including:

•                a drug candidate may not be deemed safe or effective;

•                FDA officials may not find the data from pre-clinical studies and clinical trials sufficient;

•                the FDA might not approve our or our third party manufacturer’s processes or facilities; or

•                the FDA may change its approval policies or adopt new regulations.

Even if we receive regulatory approval for Hematide, we will be subject to ongoing FDA obligations and continued regulatory review, which may result in significant additional expense and limit our ability to commercialize Hematide.

Any regulatory approvals that we or Takeda receive for Hematide may also be subject to limitations on the indicated uses for which the product may be marketed, or contain requirements for potentially costly post-marketing follow-up studies. In addition, if the FDA approves Hematide, the labeling, packaging, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. Our recent Phase 3 results may increase the risk of significant additional requirements to maintain any regulatory approval that we might receive. The subsequent discovery of previously unknown problems with the drug, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the drug, and could include withdrawal of the drug from the market.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of Hematide. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our future products and we may not achieve or sustain profitability.

Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products abroad through our Takeda collaboration.

We intend to co-market Hematide in the U.S, and have exclusively licensed Takeda to develop Hematide in international markets. In order to market Hematide in the E.U. and many other foreign jurisdictions, we must obtain separate regulatory approvals. We have had limited interactions with foreign regulatory authorities, and the approval procedures vary among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. Foreign regulatory approvals may not be obtained on a timely basis, if at all. We or Takeda, as part of our Hematide collaboration, may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market.

Foreign governments often impose strict price controls, which may adversely affect our future profitability.

We intend to seek approval to market Hematide in the U.S. and, through our Takeda collaboration, in foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our product. In some foreign countries, particularly in the E.U., prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of Hematide to other available therapies or a clinical trial that studies pharmacoeconomic benefits. If reimbursement of Hematide is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

We may incur significant costs complying with environmental laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We use hazardous chemicals and radioactive and biological materials in our business and are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials. Although we believe our safety procedures for handling and disposing of these materials and waste products comply with these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of contamination or injury, we could be held liable for any resulting damages. We are uninsured for third party contamination injury.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of Hematide.

We face an inherent risk of product liability as a result of conducting clinical trials and will face an even greater risk if we commercialize Hematide. We may be held liable if any product we develop causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of Hematide. Even successful defense would require significant financial and management resources. Regardless of the merit or eventual outcome, liability claims may result in:

•                  decreased demand for Hematide;

•                  injury to our reputation;

•                  withdrawal of clinical trial participants;

•                  costs of related litigation;

•                  diversion of management’s attention and resources;

•                  substantial monetary awards to patients;

•                  product recalls;

•                  loss of revenue; and

•                  the inability to commercialize Hematide.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop. We currently carry product liability insurance covering our clinical trials in the amount of $11 million in the aggregate. However, our insurance may not reimburse us or may not be sufficient to reimburse us for the expenses or losses we may suffer. In addition, insurance coverage is becoming increasingly expensive, and in the future we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise.

Risks Related to the Ownership of Our Common Stock and this Offering

The market price of our common stock has been highly volatile and is likely to remain highly volatile, and you may not be able to resell your shares at or above your purchase price.

The trading price of our common stock has been highly volatile. For the 52 weeks ended September 30, 2010, the price ranged between a high of $26.20 per share and a low of $5.12 per share. Our stock is expected to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•                  actual or anticipated results from, and any delays in, our development program and commercialization of Hematide;

•                  actual or anticipated changes in our funding requirements, capital resources and our ability to obtain financing and the terms thereof;

•                  actual or anticipated actions taken by regulatory agencies with respect to ESAs generally or specifically as to Hematide;

•                  actual or anticipated regulatory approvals of Hematide or competing products

•                  new products or services introduced or announced by us or our collaboration partners, or our competitors, including Roche’s Mircera or biosimilars, and the timing of these introductions or announcements;

•                  issuance of patents to competitors, including the expected issuance of patents to J&J in Europe;

•                  additional litigation or legal proceedings in our dispute with J&J, including both substantive and procedural developments relating to the intellectual property in dispute;

•                  actions taken by regulatory agencies with respect to clinical trials, manufacturing process or sales and marketing activities;

•                  changes in laws or regulations applicable to Hematide, including but not limited to clinical trial requirements for approvals;

•                  the success of our development efforts and clinical trials;

•                  the success of our efforts to discover, acquire or in-license additional products or product candidates;

•                  developments concerning our collaborations, including but not limited to those with our sources of manufacturing supply and our commercialization partners;

•                  actual or anticipated variations in our quarterly operating results;

•                  announcements of technological innovations by us, our collaborators or our competitors;

•                  actual or anticipated changes in earnings estimates or recommendations by securities analysts;

•                  conditions or trends in the biotechnology and biopharmaceutical industries;

•                  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•                  general economic and market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors;

•                  changes in the market valuations of similar companies;

•                  sales of common stock or other securities by us or our stockholders in the future;

•                  additions or departures of key scientific or management personnel;

•                  developments relating to proprietary rights held by us or our competitors;

•                  disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies; and

•                  trading volume of our common stock.

In addition, the stock market in general and the market for biotechnology and biopharmaceutical companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class-action litigation or regulatory investigations have often been instituted against companies. Such litigation or investigations, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business and financial condition.

Our principal stockholders and management own a significant percentage of our stock and will be able to exercise significant influence over matters subject to stockholder approval.

As of February 15, 2010, our executive officers, directors and principal stockholders, together with their respective affiliates, owned approximately 34% of our voting stock. Accordingly, these stockholders will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of our board of directors and approval of significant corporate transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the fair market value of our common stock.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our stock price.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. We have in the past identified material weaknesses in the operation of our internal controls over financial reporting. Although we believe these material weaknesses have been fully remediated and none were identified as of December 31, 2009, we cannot assure you that material weaknesses will not be identified in future periods. There can be no assurance that we will successfully and timely report on the effectiveness of our internal control over financial reporting in future periods. If we do experience a material weakness in future periods, then investor confidence, our stock price and our ability to obtain additional financing on favorable terms could be adversely affected.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, if any, within an organization have been detected. We continue to implement, improve and refine our disclosure controls and procedures and our internal control over financial reporting.

Future sales of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market that were previously restricted from sale, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. In the event that we do raise capital through the sale of additional equity securities, the dilution represented by the additional shares of our equity securities in the public market could cause our stock price to fall, in which case you may not be able to sell your shares of our equity securities at a price equal to or above the price you paid to acquire them.

Our ability to use net operating loss carryforwards and tax credit carryforwards to offset future taxable income may be limited as a result of transactions involving our common stock.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, and certain other tax assets to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period (generally three years). An ownership change could limit our ability to utilize our NOL and tax credit carryforwards for taxable years including or following such “ownership change.” It is possible that transactions involving our common stock, even those outside our control, such as purchases or sales by investors, within the testing period could result in an ownership change. Limitations imposed on the ability to use NOLs and tax credits to offset future taxable income could require us to pay U.S. federal income taxes earlier than would otherwise be required if such limitations were not in effect and could cause such NOLs and tax credits to expire unused, in each case reducing or eliminating the benefit of such NOLs and tax credits. Similar rules and limitations may apply for state income tax purposes.

We are at risk of securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because of the significant decrease in our stock price as a result of the announcement of our Phase 3 data and the decision from the arbitration panel relating to the dispute with J&J.  Further, our stock price may continue to experience extreme price volatility as has been experienced by biotechnology and biopharmaceutical companies in recent years. If we were to face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders.

Provisions in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.

These provisions include:

•                  authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•                  limiting the removal of directors by the stockholders;

•                  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•                  eliminating the ability of stockholders to call a special meeting of stockholders;

•                  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

•                  our board of directors is classified, consisting of three classes of directors with staggered three-year terms, with each class consisting as nearly as possible of one third of the total number of directors.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

We have broad discretion in the use of the proceeds of this offering, which could result in our utilization of the proceeds in ways that may not yield a return to stockholders.

Our management will have broad discretion over the use and investment of the net proceeds from this offering, and accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. Our management may utilize a portion or all of the net proceeds from this offering in ways that our stockholders may not agree with or that may not yield a favorable return, if any. You will not have the opportunity to influence our decision on how the net proceeds from this offering are used. The failure of our management to apply the net proceeds from this offering effectively could harm our business, financial condition and results of operations.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 999,061 shares of common stock we are offering, after deducting the commissions and the estimated offering expenses payable by us, will be approximately $4.85 million.

We currently intend to use the net proceeds from this offering for further development, manufacture and commercialization of our lead product candidate, Hematide, and the remainder to fund working capital, capital expenditures and other general corporate purposes. Pending these uses, we expect to invest the net proceeds in short-term, investment-grade securities.

The timing and amount of our actual expenditures will be based on many factors, including the timing and success of our clinical trials, and whether we choose to curtail some of our research activities. We will retain broad discretion in determining how we will allocate the net proceeds from this offering.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors.

DILUTION

The net tangible book value of our common stock as of June 30, 2010 was approximately $84.1 million, or $3.45 per share. We calculate net tangible book value per share by dividing our net tangible book value, which is equal to our total tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of the securities in this offering and the net tangible book value per share of our common stock immediately afterwards.

Without taking into account any other changes in net tangible book value after June 30, 2010, other than the sale of 999,061 shares of common stock offered by us hereby at a price of $5.0047 per share and after deducting commissions and estimated offering expenses, our pro forma net tangible book value per share of our common stock as of June 30, 2010 would have been $89.0 million or $3.51 per share. The change represents an immediate increase in net tangible book value per share of our common stock of $0.06 per share to existing stockholders and an immediate dilution of $1.50 per share to new investors in this offering. The following table illustrates this per share dilution:

Offering price per share		$5.0047
Net tangible book value per share as of June 30, 2010	$3.45
Increase per share attributable to new investors	$0.06
Pro forma net tangible book value per share after this offering		$3.51
Dilution per share to new investors		$1.50

The foregoing does not take into account further dilution to new investors that could occur upon the issuance of additional shares of common stock, the exercise of outstanding warrants, the exercise of outstanding options granted under our equity compensation plans and common stock issuable upon vesting of restricted stock units.

The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share (in thousands, except share and per share data):

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Number	Percent	Per Share
Existing stockholders	24,359,977	96.1%	$449,507	98.9%	$18.45
New investors	999,061	3.9	5,000	1.1	$5.0047
Total	25,359,038	100%	$454,507	100%

The above discussion and tables are based on 24,359,977 common shares outstanding at June 30, 2010, and do not include, as of that date:

•                  an aggregate of 2,890,020 shares of common stock issuable upon exercise of all options outstanding as of June 30, 2010 under our 2001 Plan and our 2006 Plan, with an aggregate weighted-average exercise price of $20.57 per share;

•                  52,109 shares of common stock issuable upon the settlement of restricted stock units outstanding as of June 30, 2010 under our 2006 Plan;

•                  1,987 shares of common stock issuable upon exercise of a warrant outstanding as of June 30, 2010 with an exercise price of $15.09 per share;

•                  423,971 shares of common stock issuable upon exercise of a warrant outstanding as of June 30, 2010 with an exercise price of $16.78 per share; and

•                  an aggregate of 2,978,459 shares of common stock reserved for future issuance as of June 30, 2010 under our 2006 Plan and our Employee Stock Purchase Plan.

PLAN OF DISTRIBUTION

Equity Line of Credit

On September 25, 2009, we entered into a financing arrangement, sometimes referred to as an equity line of credit arrangement, with Azimuth Opportunity Ltd., or Azimuth, pursuant to a Common Stock Purchase Agreement, or the Original Purchase Agreement. The Original Purchase Agreement was amended on September 17, 2010 by that certain Amendment No. 1 to Common Stock Purchase Agreement, or the Amendment, with Azimuth. The current purchase agreement, as amended by the Amendment, or the Purchase Agreement, provides that, upon the terms and subject to the conditions set forth therein, Azimuth is committed to purchase up $60 million worth of shares of our common stock over the 36-month term from the date of the Original Purchase Agreement; provided, however, in no event may we sell under the Purchase Agreement more than such number of shares of common stock which is equal to one share less than 20% of our outstanding shares of common stock on the effective date of the Amendment, and provided, further, that in no event shall Azimuth be obligated to purchase under the Purchase Agreement any shares of our common stock which, when aggregated with all other shares of our common stock then owned beneficially by Azimuth, would result in the beneficial ownership by Azimuth of more than 9.9% of the then issued and outstanding shares of our common stock.

From time to time over the term of the Purchase Agreement, and at our sole discretion, we may present Azimuth with draw down notices requiring Azimuth to purchase a specified dollar amount of shares of our common stock, based on the price per share over ten consecutive trading days or such other period mutually agreed upon by us and Azimuth, or the draw down period, with each draw down subject to limitations based on the price of our common stock and a maximum limit of 2.5% of our market capitalization at the time of such draw down. We are able to present Azimuth with up to 36 draw down notices during the term of the Purchase Agreement, with only one such draw down notice allowed per draw down period and a minimum of five trading days required between each draw down period.

Once presented with a draw down notice, Azimuth is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price determined by us for such draw down. The per share purchase price for these shares will equal the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount ranging from 3.75% to 5.75%, based on a minimum price of $4.00 as specified in the Purchase Agreement. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the Purchase Agreement provides that Azimuth will not be required to purchase the pro-rata portion of shares of common stock allocated to that day. However, at its election, Azimuth may buy the pro-rata portion of shares allocated to that day at the threshold price less the discount described above.

The Purchase Agreement also provides that, from time to time and at our sole discretion, we may grant Azimuth the right to exercise one or more options to purchase additional shares of our common stock during each draw down period for an amount of shares specified by us based on the trading price of our common stock. Upon Azimuth’s exercise of an option, we would sell to Azimuth the shares of our common stock subject to the option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Azimuth notifies us of its election to exercise its option or the threshold price for the option determined by us, less a discount calculated in the same manner as it is calculated in the draw down notices.

Any and all issuances of shares of common stock to Azimuth pursuant to the Purchase Agreement will be registered on the registration statement to which this prospectus relates. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Azimuth shall use an unaffiliated broker-dealer to effectuate all sales, if any, of common stock that it may purchase from us pursuant to the Purchase Agreement.  Such sales will be made on the Nasdaq Global Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Azimuth has informed us that each such broker-dealer will receive commissions from Azimuth which will not exceed customary brokerage commissions. Azimuth may also pay other expenses associated with the sale of the common stock it acquires pursuant to the Purchase Agreement.

The shares of common stock issued under the Purchase Agreement may be sold in one or more of the following manners:

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                  or a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

Azimuth has agreed that during the term of and for a period of 90 days after the termination of the Purchase Agreement, neither Azimuth nor any of its affiliates will, directly or indirectly, sell any of our securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice. Azimuth has agreed that during the periods listed above neither it nor any of its affiliates will enter into a short position with respect to shares of our common stock except that Azimuth may sell shares that it is obligated to purchase under a pending draw down notice but has not yet taken possession of so long as Azimuth covers any such sales with the shares purchased pursuant to such draw down notice. Azimuth has further agreed that during the periods listed above it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of our common stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of our common stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common stock, except for the sales permitted by the prior two sentences.

In addition, Azimuth and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Azimuth or any unaffiliated broker-dealer. Under these rules and regulations, Azimuth and any unaffiliated broker-dealer:

•                  may not engage in any stabilization activity in connection with our securities;

•                  must furnish each broker which offers shares of our common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker;

•                  and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock purchased and sold by Azimuth and any unaffiliated broker-dealer.

We have agreed to indemnify and hold harmless Azimuth, any unaffiliated broker-dealer and each person who controls Azimuth or any unaffiliated broker-dealer against certain liabilities, including certain liabilities under the Securities Act. We have agreed to pay up to $35,000 of Azimuth’s reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Azimuth in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. We have also agreed to pay certain fees and expenses incurred by Azimuth in connection with any amendments, modifications or waivers of the Purchase Agreement, ongoing due diligence of our company and other transaction expenses associated with fixed requests made by us from time to time during the term of the Purchase Agreement. Further, if we issue a draw down notice and fail to deliver the shares to Azimuth on the applicable settlement date, and such failure continues for ten trading days, we have agreed to pay Azimuth liquidated damages in cash or restricted shares of our common stock, at Azimuth’s option.

Azimuth has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities, including certain liabilities under the Securities Act that may be based upon written information furnished by Azimuth to us for inclusion in this prospectus or any other prospectus or prospectus supplement related to this transaction.

Upon each sale of our common stock to Azimuth under the Purchase Agreement, we have also agreed to pay Reedland Capital Partners, an Institutional Division of Financial West Group, a placement fee equal to 1% of the aggregate dollar amount of common stock purchased by Azimuth. We have agreed to indemnify and hold harmless Reedland against certain liabilities, including certain liabilities under the Securities Act.

Please also see the information set forth under the caption “Plan of Distribution” in the accompanying prospectus, and the disclosure set forth in our Current Report on Form 8-K relating to our equity line of credit arrangement with Azimuth, filed with the SEC on September 25, 2009, pursuant to the Securities Exchange Act, which is incorporated herein by reference. For more information, please see the section entitled “Important Information Incorporated by Reference” in this prospectus supplement.

LEGAL MATTERS

Selected legal matters with respect to the validity of common stock offered by this prospectus supplement will be passed upon for us by Cooley LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The statement of operations, of stockholder’s equity and of cash flows for the year ended December 31, 2007 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. The registration statement that contains this prospectus supplement, including the exhibits to the registration statement, contains additional information about us and the common stock offered by this prospectus supplement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Affymax, Inc. The SEC’s Internet site can be found at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 01-33213):

•                  our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 4, 2010;

•                  our definitive Proxy Statement on Schedule 14A for the 2010 Annual Meeting of Stockholders, filed with the SEC on April 8, 2010;

•                  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 6, 2010;

•                  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 5, 2010;

•                  our Current Reports on Form 8-K filed with the SEC on January 11, 2010, April 13, 2010, May 25, 2010, May 26, 2010, June 21, 2010, September 15, 2010, September 20, 2010, September 24, 2010 and October 6, 2010; and

•                  the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on December 14, 2006, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing of the initial registration statement and prior to effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Affymax, Inc., Attention: Corporate Secretary, 4001 Miranda Avenue, Palo Alto, CA 94304, telephone (650) 812-8700.

PROSPECTUS

$75,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

Up to 1,822,226 shares of
Common Stock to be offered by the
Selling Stockholders

From time to time, we may offer up to $75,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

In addition, up to 1,822,226 shares of our common stock may be sold from time to time in one or more offerings by the selling stockholders—see Selling Stockholder Table below. We will not receive any proceeds from the sales of our common stock by the selling stockholders.

We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

Our common stock is listed on the NASDAQ Global Market under the symbol “AFFY.” The last reported sale price of our common stock on September 24, 2009 was $23.58 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ Global Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement, and under similar headings in the our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, and any future filings made with the Securities and Exchange Commission, that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the section entitled “Where You Can Find Additional Information,” in this prospectus before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information” in this prospectus.

This prospectus and the information incorporated herein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Affymax,” “we,” “our” or similar references mean Affymax, Inc.

SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus, and may not contain all of the information that is important to you. This prospectus includes information about the securities we are offering as well as information regarding our business and financial data. You should read this prospectus and any prospectus supplement in their entirety. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus and any prospectus supplement before making your investment decision.

Affymax, Inc.

We are a biopharmaceutical company committed to developing novel peptide-based drug candidates to improve the treatment of serious and often life-threatening conditions. Our product candidate, HematideTM, is designed to treat anemia associated with chronic renal failure. Anemia is a serious condition in which blood is deficient in red blood cells and hemoglobin. It is common in patients with chronic renal failure, cancer, heart failure, inflammatory diseases and other critical illnesses, as well as in the elderly. If left untreated, anemia may lead to chronic fatigue or increase the risk of other diseases or death. Currently recombinant erythropoietin, or rEPO, is used to manage the anemia of dialysis, pre-dialysis and cancer patients. According to IMS Health Incorporated, rEPO generated $11.5 billion in worldwide revenues for 2008, of which we believe approximately $6.8 billion was generated in the U.S. Of this $6.8 billion, we estimate that over one-half is attributable to use of rEPO in patients with chronic renal failure, and the remainder is attributable to other indications, primarily cancer patients. Hematide is a synthetic peptide-based erythropoiesis stimulating agent, or ESA, designed to stimulate production of red blood cells. Hematide is designed to be longer acting than currently marketed ESAs in the U.S. and therefore has the potential to offer both better care for patients and reduced cost and complexity for healthcare providers.

We have experienced significant operating losses since our inception in 2001. Currently, we have no products approved for commercial sale and, to date, we have not generated any revenue from product sales. Our operations have consumed substantial amounts of cash since our inception. We expect to continue to spend substantial amounts in order to complete the Phase 3 clinical trials for the Hematide renal program and other clinical development of Hematide, prepare the submission of the New Drug Application, or NDA, for Hematide, validate the manufacturing process for Hematide at our contract manufacturers, and prepare to launch and commercialize Hematide, including building our own commercial organization, sales force and infrastructure to address renal markets.

We were incorporated in Delaware in July 2001 under the name Affymax, Inc. The address of our principal executive office is 4001 Miranda Avenue, Palo Alto, California 94304, and our telephone number is (650) 812-8700. Our website address is www.affymax.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2009, as filed with the SEC on August 5, 2009, which is incorporated herein by reference in its entirety, as well as any amendment or update thereto reflected in our subsequent filings with the SEC, and in the applicable prospectus supplement. If any of these risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the

Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about:

•                  the success, timing, design and results of our clinical trials and drug development program;

•                  our ability to obtain and maintain regulatory approval of Hematide and any product candidates we pursue;

•                  the continuation and success of our collaboration with Takeda;

•                  the timing and likelihood of the commercialization of Hematide:

•                  the potential for once per month dosing and room temperature stability;

•                  the timing of patient accruals in ongoing and planned clinical studies;

•                  intellectual property rights and disputes;

•                  our plans to develop and commercialize any other product candidates;

•                  the loss of key scientific or management personnel;

•                  the size and growth of the potential markets for our product candidates and our ability to serve those markets;

•                  regulatory developments in the U.S. and foreign countries;

•                  the rate and degree of market acceptance of any future products;

•                  the accuracy of our estimates and timing regarding expenses, future revenues and capital requirements;

•                  our ability to obtain and maintain intellectual property protection for our product candidates;

•                  the successful development of our sales and marketing capabilities;

•                  the success of competing drugs that are or become available; and

•                  the performance of third party service providers and manufacturers.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent annual report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. We discuss many of these risks, uncertainties and other important factors in greater detail under the heading “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this supplement and any prospectus supplement, together with the information incorporated herein by reference as described under the section entitled “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect.  We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

THE SECURITIES WE MAY OFFER

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, with a total value of up to $75,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•                  designation or classification;

•                  aggregate principal amount or aggregate offering price;

•                  maturity, if applicable;

•                  original issue discount, if any;

•                  rates and times of payment of interest or dividends, if any;

•                  redemption, conversion, exercise, exchange or sinking fund terms, if any;

•                  ranking;

•                  restrictive covenants, if any;

•                  voting or other rights, if any;

•                  conversion prices, if any; and

•                  important United States federal income tax considerations.

The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed  purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•                  the names of those agents or underwriters;

•                  applicable fees, discounts and commissions to be paid to them;

•                  details regarding over-allotment options, if any; and

•                  the net proceeds to us.

Common Stock.    We may issue shares of our common stock from time to time. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding shares of preferred stock.

Preferred Stock.    We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors will determine the designations, voting powers, preferences and rights of the preferred stock, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock or exchangeable for our other securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus, we will fix the designations, voting powers, preferences and rights of such series of preferred stock, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock that we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities.    We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants.    We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental warrant agreements and forms of warrant certificates will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Units.    We may issue, in one or more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We will evidence each series of units by unit certificates that we will issue. Units may be issued under a unit agreement that we enter into with a unit agent. We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges for each of the periods presented. Accordingly, the following table sets forth the deficiency of earnings to fixed charges for each of the periods presented. Because of the deficiency, ratio information is not applicable. Amounts shown are in thousands.

	Year Ended December 31,					Six Months Ended June 30,
	2008	2007	2006	2005	2004	2009
Deficiency of earnings available to cover fixed charges	$(86,228)	$(37,712)	$(48,288)	$(32,576)	$(21,398)	$(43,894)

For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent interest expense, the portion of operating lease rental expense that is considered by us to be representative of interest and amortization of discount related to indebtedness. Deficiency of earnings consists of loss before income taxes, plus fixed charges.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder for the further development, manufacture and commercialization of our lead product candidate, Hematide, and the remainder to fund working capital, capital expenditures and other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, as well as for capital expenditures. Pending these uses, we expect to invest the net proceeds in short-term, investment-grade securities. We will not receive any proceeds from the sale of shares by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of September 22, 2009, there were 18,975,550 shares of our common stock outstanding and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see the section entitled “Where You Can Find Additional Information” in this prospectus.

Common Stock

Voting Rights.    Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends.    Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation.    In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences.    Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Fully Paid and Nonassessable.    All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering, if any, will be, fully paid and nonassessable.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NASDAQ rules), to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, voting powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•                  the title and stated value;

•                  the number of shares we are offering;

•                  the liquidation preference per share;

•                  the purchase price;

•                  the dividend rate, period and payment date and method of calculation for dividends;

•                  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•                  the procedures for any auction and remarketing, if any;

•                  the provisions for a sinking fund, if any;

•                  the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•                  any listing of the preferred stock on any securities exchange or market;

•                  whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•                  whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•                  voting rights, if any, of the preferred stock;

•                  preemptive rights, if any;

•                  restrictions on transfer, sale or other assignment, if any;

•                  whether interests in the preferred stock will be represented by depositary shares;

•                  a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•                  the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•                  any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The General Corporation Law of the State of Delaware, our state of incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Warrants

As of September 22, 2009, a warrant to purchase 1,987 shares of our common stock, at an exercise price of $15.09 per share, and warrants to purchase an aggregate of 423,971 shares of common stock, at an exercise price of $16.78 per share, were issued and outstanding. The warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

Registration Rights

As of September 22, 2009, holders of up to approximately 8,401,374 shares of our common stock, including the 1,822,226 shares of our common stock registered for resale by the selling stockholders, are entitled to rights with respect to the registration of those shares of common stock under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration. In addition, the holders of certain of these shares may require us, at our expense and subject to certain limitations, to file a registration statement under the Securities Act with respect to their shares of our common stock.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders representing a majority of the shares of common stock outstanding will be able to elect all of our directors due to be elected at each annual meeting of our stockholders. Our certificate of incorporation and bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only the chairman of our board, our chief executive officer or a majority of the authorized number of directors may call a special meeting of stockholders. Our certificate of incorporation requires a 66 2/3% stockholder vote for the amendment, repeal or modification of certain provisions of our certificate of incorporation relating to, among other things, the classification of our board of directors, the requirement that stockholder actions be effected at a duly called meeting and the designated parties entitled to call a special meeting of the stockholders. Our certificate of incorporation and bylaws also require a 66 2/3% stockholder vote for the stockholders to adopt, amend or repeal any provision of our bylaws.

The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, or Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•                  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is 350 Indiana Street, Suite 800, Golden, Colorado, 80401. Its phone number is (303) 262-0600. The transfer agent for any series of preferred stock, debt securities, warrants or units that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “AFFY.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We have filed forms of indentures to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•                  the title;

•                  the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•                  any limit on the amount that may be issued;

•                  whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•                  the maturity date;

•                  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•                  the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•                  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•                  the terms of the subordination of any series of subordinated debt;

•                  the place where payments will be payable;

•                  restrictions on transfer, sale or other assignment, if any;

•                  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•                  the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•                  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•                  whether the indenture will restrict our ability and/or the ability of our subsidiaries, if any, to:

•                  incur additional indebtedness;

•                  issue additional securities;

•                  create liens;

•                  pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries, if any;

•                  redeem capital stock;

•                  place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•                  make investments or other restricted payments;

•                  sell or otherwise dispose of assets;

•                  enter into sale-leaseback transactions;

•                  engage in transactions with stockholders and affiliates;

•                  issue or sell stock of our subsidiaries;

•                  effect a consolidation or merger;

•                  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•                  a discussion of any material U.S. federal income tax considerations applicable to the debt securities;

•                  information describing any book-entry features;

•                  provisions for a sinking fund purchase or other analogous fund, if any;

•                  the applicability of the provisions in the indenture on discharge;

•                  whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•                  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•                  the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms under which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•                  if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•                  if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•                  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•                  if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•                  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•                  subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•                  the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•                  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•                  the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•                  to fix any ambiguity, defect or inconsistency in the indenture;

•                  to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale”;

•                  to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•                  to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•                  to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•                  to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•                  to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;

•                  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•                  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•                  extending the fixed maturity of the series of debt securities;

•                  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•                  reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•                  register the transfer or exchange of debt securities of the series;

•                  replace stolen, lost or mutilated debt securities of the series;

•                  maintain paying agencies;

•                  hold monies for payment in trust;

•                  recover excess money held by the debenture trustee;

•                  compensate and indemnify the debenture trustee; and

•                  appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See the section entitled “Legal Ownership of Securities” in this prospectus for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•                  issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•                  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•                  the offering price and aggregate number of warrants offered;

•                  the currency for which the warrants may be purchased;

•                  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•                  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•                  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•                  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•                  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•                  the terms of any rights to redeem or call the warrants;

•                  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•                  the dates on which the right to exercise the warrants will commence and expire;

•                  the manner in which the warrant agreements and warrants may be modified;

•                  a discussion of any material or special U.S. federal income tax consequences of holding or exercising the warrants;

•                  the terms of the securities issuable upon exercise of the warrants; and

•                  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•                  in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•                  in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement.

Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•                  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•                  any provisions of the governing unit agreement that differ from those described below; and

•                  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See the section entitled “Legal Ownership of Securities” in this prospectus.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•                  how it handles securities payments and notices;

•                  whether it imposes fees or charges;

•                  how it would handle a request for the holders’ consent, if ever required;

•                  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•                  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•                  if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section entitled “Special Situations When a Global Security Will Be Terminated” in this prospectus. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•                  an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•                  an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•                  an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•                  an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•                  the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•                  we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•                  the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•                  financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•                  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•                  if we notify any applicable trustee that we wish to terminate that global security; or

•                  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

SELLING STOCKHOLDERS

A total of 1,822,226 shares of our common stock are being offered for sale by the selling stockholders listed below. The following table provides information about the selling stockholders, including:

•                  the number and percentage of outstanding shares of our common stock that the selling stockholders owned as September 22, 2009;

•                  how many shares are to be offered by the selling stockholders for sale under this prospectus and the appropriate prospectus supplement; and

•                  the number and percentage of outstanding shares of our common stock that the selling stockholders will own after the offering by the selling stockholders, assuming all such shares are sold.

	Beneficial Ownership as of September 22, 2009			Beneficial Ownership After Offering
Name and address of beneficial owner	Shares	Percent†	Shares offered	Shares	Percent†

Apax Worldwide Nominees Limited (1)	1,031,355	5.4%	1,031,355	0	*
Apax Excelsior VI L.P. (2)	676,925	3.6%	676,925	0	*
Apax Excelsior VI-A C.V., L.P. (2)	54,525	*	54,525	0	*
Apax Excelsior VI-B C.V. L.P. (2)	36,324	*	36,324	0	*
Patricof Private Investment Club III, L.P. (2)	23,097	*	23,097	0	*
Total Number of Shares Offered by Selling Stockholders:			1,822,226

†                  This table is based solely upon Form 4s filed with the SEC as of September 22, 2009, and reflects sales that have been made according to such Form 4s following the effectiveness of the initial registration statement through such date. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,975,550 shares of common stock outstanding as of September 22, 2009, adjusted as required by rules promulgated by the SEC.

*                 Represents beneficial ownership of less than one percent.

(1)          The address for the reporting owner is: 15 Portland Place, London, England W1B 1PT. Apax Managers Europe is the discretionary investment manager of the Europe V Funds (as defined below). Apax Europe V GP Co Ltd is the general partner of Apax Europe V GP, L.P., a Delaware limited partnership (the “General Partner of the Europe V Funds”). The General Partner of the Europe V Funds is the general partner of certain private equity funds, including: (i) Apax Europe V-A, L.P., a Delaware limited partnership (“Europe V-A”), (ii) Apax Europe V-B, L.P., an English limited partnership (“Europe V-B”), (iii) Apax Europe V-C GmbH & Co. KG, a German limited partnership (“Europe V-C”), (iv) Apax Europe V-D, L.P., an English limited partnership (“Europe V-D”), (v) Apax Europe V-E, L.P., an English limited partnership (“Europe V-E”), (vi) Apax Europe V-F, C.V., a Dutch limited partnership (“Europe V-F”), (vii) Apax Europe V-G, C.V., a Dutch limited partnership (“Europe V-G”), (viii) Apax Europe V-1, L.P., an English limited partnership (“Europe V-1”), and (ix) Apax Europe V-2, L.P., an English limited partnership (“Europe V-2” and, together with Europe V-A, Europe V-B, Europe V-C, Europe V-D, Europe V-E, Europe V-F, Europe V-G and Europe V-1, the “Europe V Funds”). Apax Europe Managers owns all of the issued share capital of APAX WW Nominees Ltd. (“Apax WW Nominees”), a corporation organized under the laws of England. Apax WW Nominees is the registered owner of 1,031,355 shares of the common stock of Affymax, Inc. These shares are beneficially owned by the Apax Europe V Funds as follows: Europe V-A: 644,635 shares; Europe V-B: 115,950 shares; Europe V-C: 65,919 shares; Europe V-D: 86,876 shares; Europe V-E: 86,526 shares; Europe V-F: 15,221 shares; Europe V-G: 15,221 shares; Europe V-1: 492 shares; and Europe V-2: 515 shares. Therefore, Apax Managers Europe and Apax Europe V GP each has sole dispositive power with respect to, and is the beneficial owner of, an aggregate of 1,031,355 shares of the common stock of Affymax, Inc. nominally owned by Apax WW Nominees and beneficially owned by the Europe V Funds as indicated above.

(2)          The address for the reporting owner is: 15 Portland Place, London, England W1B 1PT. Mr. John Megrue is the sole director of Apax Managers, Inc. (“AMI”). AMI is the general partner of Apax Excelsior VI Partners, L.P. (Excelsior VI Partners”), a Delaware limited partnership. Excelsior VI Partners is the general partner of each of Apax Excelsior VI, L.P. (“Excelsior VI”), a Delaware limited partnership, Apax Excelsior VI-A C.V. (“Excelsior VI-A”), a limited partnership organized under the laws of the Netherlands, Apax Excelsior VI-B C.V. (“Excelsior VI-B”), a limited partnership organized under the laws of the Netherlands, and Patricof Private Investment Club III, L.P. (“PPIC III”), a Delaware limited partnership. Therefore, each of AMI and Mr. Megrue has sole dispositive power with respect to, and is the beneficial owner of, an aggregate of 790,871  shares of the common stock of Affymax, Inc., including 676,925 shares of common stock owned by Excelsior VI; 54,525 shares of common stock owned by Excelsior VI-A; 36,324 shares of common stock owned by Excelsior VI-B; and 23,097 shares of common stock owned by PPIC III.

The shares of common stock registered for the account of the selling stockholders, who are also referred to in this section as the Apax Entities, were originally issued in a Series B preferred equity financing that occurred on August 31, 2001, a Series C preferred equity financing that occurred on May 19, 2003 and April 9, 2004, and a Series D preferred equity financing that occurred on July 11, 2005. The aforementioned shares automatically converted into shares of our common stock in connection with our initial public offering in December 2006. The Apax Entities invested an aggregate of approximately $51.2 million dollars in our equity securities from 2001 to 2006.

The shares are being registered pursuant to registration rights granted to the Apax Entities and other stockholders party to our Amended and Restated Investors’ Rights Agreement dated September 7, 2006. Under this agreement the selling stockholders are entitled to require us to register their shares under applicable federal and state securities laws under specific circumstances and at specific times. We have agreed to indemnify the selling stockholders (including their affiliates, trustees, officers, investment advisers and controlling persons) against certain losses, claims, damages and liabilities including liabilities under applicable securities laws.

Lori Rafield, who is affiliated with certain of the Apax Entities, served as a member of our Board of Directors from 2001 to 2006.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

All expenses incurred with the registration of the shares of common stock owned by the selling stockholders will be borne by us.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•                  at a fixed price or prices, which may be changed;

•                  at market prices prevailing at the time of sale;

•                  at prices related to such prevailing market prices; or

•                  at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•                  the name or names of the underwriters, if any;

•                  the purchase price of the securities and the proceeds we will receive from the sale;

•                  any over-allotment options under which underwriters may purchase additional securities from us;

•                  any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•                  any public offering price;

•                  any discounts or concessions allowed or reallowed or paid to dealers; and

•                  any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the common stock on the NASDAQ Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Equity Line of Credit

On September 25, 2009, we entered into a financing arrangement, sometimes referred to as an equity line of credit arrangement, with Azimuth Opportunity Ltd., or Azimuth. Specifically, we entered into a Common Stock Purchase Agreement, or the Purchase Agreement, that provides that, upon the terms and subject to the conditions set forth therein, Azimuth is committed to purchase up $60 million worth of shares of our common stock over the 24-month term of the Purchase Agreement; provided, however, in no event may we sell under the Purchase Agreement more than that number of shares of common stock which is equal to one share less than 20% of our outstanding shares of common stock on the effective date of the Purchase Agreement, and provided, further, that in no event shall Azimuth be obligated to purchase under the Purchase Agreement any shares of our common stock which, when aggregated with all other shares of our common stock then owned beneficially by Azimuth, would result in the beneficial ownership by Azimuth of more than 9.9% of the then issued and outstanding shares of our common stock. From time to time over the term of the Purchase Agreement, and at our sole discretion, we may present Azimuth with draw down notices requiring Azimuth to purchase a specified dollar amount of shares of our common stock, based on the price per share over ten consecutive trading days or such other period mutually agreed upon by us and Azimuth, or the draw down period, with each draw down subject to limitations based on the price of our common stock and a maximum limit of 2.5% of our market capitalization at the time of such draw down. We are able to present Azimuth with up to 36 draw down notices during the term of the Purchase Agreement, with only one such draw down notice allowed per draw down period and a minimum of five trading days required between each draw down period.

Once presented with a draw down notice, Azimuth is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price determined by us for such draw down. The per share purchase price for these shares will equal the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount ranging from 3.75% to 5.75%, based on a minimum price we specify. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the Purchase Agreement provides that Azimuth will not be required to purchase the pro-rata portion of shares of common stock allocated to that day. However, at its election, Azimuth may buy the pro-rata portion of shares allocated to that day at the threshold price less the discount described above.

The Purchase Agreement also provides that, from time to time and at our sole discretion, we may grant Azimuth the right to exercise one or more options to purchase additional shares of our common stock during each draw down period for an amount of shares specified by us based on the trading price of our common stock. Upon Azimuth’s exercise of an option, we would sell to Azimuth the shares of our common stock subject to the option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Azimuth notifies us of its election to exercise its option or the threshold price for the option determined by us, less a discount calculated in the same manner as it is calculated in the draw down notices.

Any and all issuances of shares of common stock to Azimuth pursuant to the Purchase Agreement will be registered on the registration statement to which this prospectus relates. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Azimuth shall use an unaffiliated broker-dealer to effectuate all sales, if any, of common stock that it may purchase from us pursuant to the Purchase Agreement.  Such sales will be made on the Nasdaq Global Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Azimuth has informed us that each such broker-dealer will receive commissions from Azimuth which will not exceed customary brokerage commissions. Azimuth may also pay other expenses associated with the sale of the common stock it acquires pursuant to the Purchase Agreement.

The shares of common stock issued under the Purchase Agreement may be sold in one or more of the following manners:

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                  or a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

Azimuth has agreed that during the term of and for a period of 90 days after the termination of the Purchase Agreement, neither Azimuth nor any of its affiliates will, directly or indirectly, sell any of our securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice. Azimuth has agreed that during the periods listed above neither it nor any of its affiliates will enter into a short position with respect to shares of our common stock except that Azimuth may sell shares that it is obligated to purchase under a pending draw down notice but has not yet taken possession of so long as Azimuth covers any such sales with the shares purchased pursuant to such draw down notice. Azimuth has further agreed that during the periods listed above it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of our common stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of our common stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common stock, except for the sales permitted by the prior two sentences.

In addition, Azimuth and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Azimuth or any unaffiliated broker-dealer. Under these rules and regulations, Azimuth and any unaffiliated broker-dealer:

•                  may not engage in any stabilization activity in connection with our securities;

•                  must furnish each broker which offers shares of our common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker;

•                  and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock purchased and sold by Azimuth and any unaffiliated broker-dealer.

We have agreed to indemnify and hold harmless Azimuth, any unaffiliated broker-dealer and each person who controls Azimuth or any unaffiliated broker-dealer against certain liabilities, including certain liabilities under the Securities Act. We have agreed to pay up to $35,000 of Azimuth’s reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Azimuth in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. We have also agreed to pay certain fees and expenses incurred by Azimuth in connection with any amendments, modifications or waivers of the Purchase Agreement, ongoing due diligence of our company and other transaction expenses associated with fixed requests made by us from time to time during the term of the Purchase Agreement. Further, if we issue a draw down notice and fail to deliver the shares to Azimuth on the applicable settlement date, and such failure continues for ten trading days, we have agreed to pay Azimuth liquidated damages in cash or restricted shares of our common stock, at Azimuth’s option.

Azimuth has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities, including certain liabilities under the Securities Act that may be based upon written information furnished by Azimuth to us for inclusion in this prospectus or any other prospectus or prospectus supplement related to this transaction.

Upon each sale of our common stock to Azimuth under the Purchase Agreement, we have also agreed to pay Reedland Capital Partners, an Institutional Division of Financial West Group, a placement fee equal to 1% of the aggregate dollar amount of common stock purchased by Azimuth. We have agreed to indemnify and hold harmless Reedland against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley Godward Kronish LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The financial statements as of December 31, 2007 and for each of the two years in the period ended December 31, 2007 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Affymax, Inc. The SEC’s Internet site can be found at www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 01-33213):

•                  our annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 12, 2009;

•                  our definitive proxy statement on Schedule 14A for the 2009 Annual Meeting of Stockholders, filed with the SEC on April 9, 2009;

•                  our quarterly report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 7, 2009;

•                  our quarterly report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 5, 2009;

•                  our current reports on Form 8-K filed with the SEC on January 20, 2009, February 19, 2009, June 11, 2009, September 9, 2009 and September 25, 2009; and

•                  the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on December 14, 2006, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing of the initial registration statement and prior to effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Affymax, Inc., Attention: Corporate Secretary, 4001 Miranda Avenue, Palo Alto, CA 94304, telephone (650) 812-8700.